Exhibit 2.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

by and among

RESEARCH SOLUTIONS, INC.

RESEARCH SOLUTIONS ACQUISITION 2, LLC,

SCITE, INC.,

and

THE STOCKHOLDER REPRESENTATIVE

Dated as of November 24, 2023

Article I Definitions		7

1.1	Definitions	7

Article II The Merger		27

2.1	The Merger	27

2.2	Closing; Effective Time	27

2.3	Effects of the Merger	27

2.4	Tax Consequences	28

2.5	Certificate of Formation and Operating Agreement	28

2.6	Directors; Officers	28

2.7	Subsequent Actions	28

2.8	Conversion of Shares	28

2.9	Fractional Shares	30

2.10	Dissenting Shares	30

2.11	Payments Administrator; Letter of Transmittal; Option Termination Agreement	31

2.12	Closing Payments	31

2.13	Estimated Closing Merger Consideration; Final Closing Merger Consideration Adjustments; Distribution Schedule	34

2.14	Earnout Merger Consideration	38

2.15	Certain Limitations	40

2.16	Stockholder Representative	41

2.17	Withholding	42

Article III Representations and Warranties of the Company		43

3.1	Organizational Matters	43

3.2	Authority and Enforceability	43

3.3	No Conflict	44

3.4	Capitalization and Transfer Restrictions	44

3.5	Subsidiaries	45

3.6	Financial Statements; Undisclosed Liabilities	45

3.7	Assets	45

3.8	Insurance	46

3.9	Taxes	46

3.10	Conduct of Business	50

3.11	Material Contracts	51

3.12	Governmental Authorizations	53

3.13	Benefit Plans	53

3.14	Employees	55

3.15	Proceedings; Orders	56

3.16	Grants	56

3.17	Compliance with Laws	57

3.18	Real Estate	57

3.19	Intellectual Property	58

3.20	Customers and Suppliers	62

3.21	Environmental Matters	62

3.22	Bank Accounts	62

3.23	Affiliated Transactions	63

3.24	Brokers	63

3.25	Exclusivity of Representations and Warranties	63

Article IV Representations and Warranties of Buyer and Merger Sub		63

4.1	Organization, Existence and Good Standing	63

4.2	Power and Authority	63

4.3	Enforceability	64

4.4	No Conflict, Required Filings and Consents	64

4.5	Proceedings Against the Buyer	64

4.6	Validity of Issuance	64

4.7	Brokers	64

4.8	Reorganization	64

4.9	Independent Investigation	65

4.10	Buyer SEC Documents	65

Article V pRE-CLOSING COVENANTS		65

5.1	Conduct of the Company	66

5.2	Notices and Consents	66

5.3	Section 280G Matters	67

5.4	Access to Information	68

5.5	Closing Conditions	68

5.6	Publicity	69

Article VI post-CLOSING COVENANTS		69

6.1	Officer and Director Indemnification	69

6.2	Retention and Release of Optionholder Holdback Amount	70

Article VII INDEMNIFICATION		70

7.1	Survival Period	70

7.2	Indemnification of the Buyer	71

7.3	Indemnification of Stockholders	72

7.4	Indemnification Procedures; Calculation of Losses	73

7.5	Limits on Indemnification; Calculation of Losses	75

7.6	Disbursements	77

7.7	Offset	78

Article VIII CLOSING MATTERS		78

8.1	Conditions to the Obligations of the Buyer	78

8.2	Conditions to the Obligations of the Company	80

Article IX Termination		81

9.1	Termination	81

9.2	Effect of Termination	82

Article X Disclosure Schedule		82

Article XI TAX MATTERS		83

11.1	Filing of Tax Returns	83

11.2	Allocation of Straddle Period Taxes	83

11.3	Transfer Taxes	83

11.4	Termination of Existing Tax Sharing Agreements	83

11.5	Certain Actions	83

11.6	Tax Contests	83

11.7	Cooperation and Exchange of Information	84

Article XII Miscellaneous		84

12.1	Fees and Expenses	84

12.2	Notices	84

12.3	No Presumption Against Drafting Party	85

12.4	Entire Agreement	85

12.5	Non-Waiver	86

12.6	Counterparts	86

12.7	Severability	86

12.8	Applicable Law	86

12.9	Binding Effect; Benefit	86

12.10	Assignment; Successors	86

12.11	Rule of Construction	87

12.12	WAIVER OF TRIAL BY JURY	87

12.13	Consent to Jurisdiction	87

12.14	Publicity	88

12.15	Amendments	88

12.16	Enforcement	88

12.17	Headings	88

12.18	Waiver of Conflicts; Attorney-Client Privilege	89

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION, dated as of November 24, 2023 (this “Agreement”), is by and among RESEARCH SOLUTIONS, INC., a Nevada corporation (the “Buyer”), RESEARCH SOLUTIONS ACQUISITION 2, LLC a Delaware limited liability company and a wholly-owned subsidiary of the Buyer (“Merger Sub”), SCITE, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Stockholder Representative”).

RECITALS

WHEREAS, the Buyer formed Merger Sub, as a direct wholly-owned subsidiary of the Buyer, for the purpose of merging the Company with and into Merger Sub (the “Merger”), with the Merger Sub surviving the Merger on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has (i) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger, would be advisable and fair to, and in the best interests of, its stockholders, (ii) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger, pursuant to Sections 251(b) and 264(c) of the Delaware General Corporation Law (“DGCL”), and (iii) resolved to recommend adoption of this Agreement by the Stockholders of the Company in accordance with Sections 251(c) and 264(c) of the DGCL;

WHEREAS, the Company (i) intends that the Merger qualify as a reorganization under Section 368(a)(1)(A) of the Code, and (ii) by its execution of this Agreement, intends to adopt a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations;

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, the consent of its stockholders approving this Agreement, the Ancillary Documents, the Merger and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, the board of directors of the Buyer and the board of directors of Merger Sub have each (i) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger, would be advisable and fair to, and in the best interests of, the Buyer, Merger Sub and their respective stockholders and members, and (ii) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, as a material inducement to, and as a condition to, the Buyer entering into this Agreement, concurrently with the execution of this Agreement, the Specified Stockholders have entered into Support Agreements with the Buyer and Merger Sub (each, a “Support Agreement”) in the form attached hereto as Exhibit A; and

WHEREAS, the Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
Definitions

1.1           Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

“280G Approval” has the meaning set forth in Section 5.3.

“280G Benefits” means any payments and/or benefits from the Company as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code).

“Accrued Taxes” means an amount (which shall not be less than zero) equal to the accrued and unpaid Taxes of the Company (whether or not yet due and payable) attributable or payable with respect to any Pre-Closing Tax Period or any portion thereof, including as determined for any Straddle Period under Section 11.2. In the determination of Accrued Taxes, (i) any deferred Tax liabilities and deferred Tax assets (within the meaning of GAAP) shall be excluded (except as provided in the following clause (ii)), (ii) any prepaid or advanced amounts received or accrued on or prior to the Closing Date or deferred revenue received or accrued on or prior to the Closing Date, or any adjustment under Section 481 of the Code (or any analogous provision of federal, state, local, or foreign Law), including as a result of the transactions contemplated by this Agreement, in respect of any Pre-Closing Tax Period, in each case, that would not otherwise be included in taxable income on or prior to the Closing Date, shall be included in taxable income for the Pre-Closing Tax Period, (iii) estimated Tax payments shall be applied to reduce Accrued Taxes (as otherwise determined) solely to the extent such payments actually reduce the amount of corresponding Taxes payable after the Closing Date, and (iv) Accrued Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company unless otherwise required by applicable Law.

“Acquisition Proposal” has the meaning set forth in Section 5.1.

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Document” means all agreements, documents, certificates and instruments required to be executed and delivered pursuant to this Agreement, including pursuant to Section 8.1(g) and Section 8.2(e).

“Annual Recurring Revenue” has the meaning set forth in Section 2.14(a).

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Company and its operations including the U.S. Foreign Corrupt Practices Act of 1977 (as amended).

“Applicable Accounting Principles” means GAAP, applied on a basis consistent with the accounting principles and practices used in the preparation of the Financial Statements; provided, however, that in the event of any inconsistency between GAAP and the consistent application thereof, GAAP shall prevail.

“Applicable ARR Discount Percentage” means fifteen percent (15%). Notwithstanding the foregoing, if, at any time prior to the final determination of the Earnout Amount, the Buyer determines (in its sole discretion after making reasonable efforts to consult with Josh Nicholson) that there has been a material decrease in the frequency of cancellations of Short-Term Subscriptions during the Measurement Time as compared to the frequency of such cancellations measured as of Closing and the decrease is at such a level that it merits reconsideration of the fifteen percent (15%) discount factor, the Buyer shall determine (in its sole discretion) an alternative Applicable ARR Discount Percentage that is lower than fifteen percent (15%), which shall thereafter apply for all purposes of calculating the Earnout Amount, and shall report such determination to the Company Securityholders via the Stockholder Representative no later than the First Earnout Payment Date.

“Applicable Limitation Date” has the meaning set forth in Section 7.1.

“Applicable Indemnification Percentage” means, with respect to each Stockholder, as of the date of determination, the quotient (expressed as a percentage and calculated to four decimal points (e.g., 5.4321%)) obtained by dividing (x) the portion of the Merger Consideration previously paid in respect of such Stockholder’s Company Capital Stock and/or In-the-Money Options by (y) the aggregate Merger Consideration previously paid in respect of all Stockholders’ Company Capital Stock and/or In-the-Money Options.

“Applicable Share Number” means (i) the aggregate number of Preferred Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Common Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time.

“Assumption Notice” has the meaning set forth in Section 7.4(b)(i).

“Basket” has the meaning set forth in Section 7.5(a).

“Benefit Arrangement” means any compensation or benefit plan, program, Contract or agreement (other than a Pension Plan or Welfare Plan) including incentive compensation, stock option or other equity-based agreements, bonus, performance award, deferred compensation and supplemental executive compensation plans and employment, severance, retention, retirement, cafeteria, flexible spending account, health or welfare, separation or change of control arrangements, agreements or similar agreements. For the avoidance of doubt, “Benefit Arrangement” does not include any offer letter, employment Contract or similar arrangement with an employee that can be terminated by the Company at-will or by giving notice of thirty (30) calendar days or less without liability of the Company of its Affiliates for such termination other than payment for services rendered through the termination date and ordinary course employee benefits through such date.

“Benefit Plan” means each Pension Plan, Multiemployer Plan, Welfare Plan and Benefit Arrangement that the Company or any ERISA Affiliate sponsors, maintains, contributes to, or is required to contribute to, for the benefit of any current or former employee, director, owner, consultant or independent contractor (or any family member of any such individual) of or for the Company or ERISA Affiliate, or with respect to which the Company has any liability, contingent or otherwise.

“Business” has the meaning set forth in Section 2.14(c).

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Delaware are permitted or required to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Arrangement” has the meaning set forth in Section 5.3.

“Buyer Common Stock” means the Common Stock, par value $0.001 per share, of the Buyer.

“Buyer Party” or “Buyer Parties” has the meaning set forth in Section 7.2.

“Buyer SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by the Buyer with the Securities and Exchange Commission.

“Buyer Share Cap” has the meaning set forth in Section 2.15(a).

“Buyer Stock Price” shall mean (i) $2.30 if the calculation is being done pursuant to Section 2.8, and (ii) the average closing price per share of Buyer Common Stock as reported on the NASDAQ Capital Market during the ten (10) consecutive trading dates ending on the fifth (5th) consecutive trading day prior to the relevant Earnout Payment Date if the calculation is being done pursuant to Section 2.14(b).

“Cancelled Shares” has the meaning set forth in Section 2.8(d).

“Capital Stock” means any and all shares, share capital, interests, participations or other equivalents (other than phantom stock), however designated, of capital stock of a corporation or company and any and all ownership interests in a Person (other than a corporation or company), including membership interests, capital interests, units, partnership interests, joint venture interests and beneficial interests and any warrants, options, or rights to purchase or convert into any of the foregoing.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash” means, as of the Determination Time, all unrestricted cash, cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits) and marketable securities on hand in the Company’s bank, lock box or other accounts (including cash resulting from the clearance of checks received by the Company prior to the Determination Time, whether or not such clearance occurs before, on or after the Determination Time, and net of checks issued by the Company prior to the Determination Time and not cleared prior to the Determination Time).

“Cash Limitation” has the meaning set forth in Section 2.15(b).

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Charges” has the meaning set forth in Section 2.16(b).

“Claim” has the meaning set forth in Section 7.4(b).

“Claims Notice” has the meaning set forth in Section 7.4(b)(i).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” has the meaning set forth in Section 2.13(c).

“Closing Common Merger Consideration” means the Estimated Closing Merger Consideration paid to the Payments Administrator for delivery to the holders of Common Shares as set forth on the Distribution Schedule (if any and as applicable).

“Closing Common Per Share Merger Consideration” means the Closing Common Merger Consideration divided by the Outstanding Common Shares.

“Closing Date” has the meaning forth in Section 2.2(a).

“Closing Indebtedness” has the meaning set forth in Section 2.13(c).

“Closing Net Working Capital” has the meaning set forth in Section 2.13(c).

“Closing Option Consideration” means the Estimated Closing Merger Consideration distributable to the Optionholders as set forth on the Distribution Schedule (if any and applicable).

“Closing Per Share Merger Consideration” means the Closing Common Per Share Merger Consideration, the Closing Series Seed-1 Preferred Per Share Merger Consideration or the Closing Series Seed-2 Preferred Per Share Merger Consideration, as applicable.

“Closing Series Seed-1 Preferred Merger Consideration” means the Estimated Closing Merger Consideration paid to the Payments Administrator for delivery to the holders of Series Seed-1 Preferred Shares as set forth on the Distribution Schedule (if any and as applicable).

“Closing Series Seed-1 Preferred Per Share Merger Consideration” means the Closing Series Seed-1 Preferred Merger Consideration divided by the Outstanding Series Seed-1 Preferred Shares.

“Closing Series Seed-2 Preferred Merger Consideration” means the Estimated Closing Merger Consideration paid to the Payments Administrator for delivery to the holders of Series Seed-2 Preferred Shares as set forth on the Distribution Schedule (if any and as applicable).

“Closing Series Seed-2 Preferred Per Share Merger Consideration” means the Closing Series Seed-2 Preferred Merger Consideration divided by the Outstanding Series Seed-2 Preferred Shares.

“Closing Stock Limitation” has the meaning forth in Section 2.8.

“Closing Unpaid Transaction Expenses” has the meaning set forth in Section 2.13(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement, of the Closing Common Merger Consideration plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the holders of Common Shares as set forth on the Distribution Schedule, plus the amount (if any) paid to the Payments Administrator for delivery to the holders of Common Shares (as set forth on the Distribution Schedule) under Section 2.13(h)(ii), (iii) or (iv), minus the portion of the Shortfall (if any) that is payable to Buyer by the holders of Common Shares, plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the holders of Common Shares (as set forth on the Distribution Schedule) under Section 7.6, plus the portion of the Stockholder Representative Expense Amount actually paid to the Payments Administrator for further payment to the holders of Common Shares (as set forth on the Distribution Schedule) under Section 2.16(b).

“Common Per Share Merger Consideration” means the Common Merger Consideration divided by the Outstanding Common Shares.

“Common Shares” means the shares of Common Stock.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the introductory paragraph.

“Company Capital Stock” means Common Stock, Series Seed-1 Preferred Stock and Series Seed-2 Preferred Stock.

“Company Certificate of Incorporation” has the meaning set forth in Section 8.1(g)(vi).

“Company Data” means all Personal Information, as well as all sensitive or confidential information and data (whether data or information of the Company, its customers, or other Persons and whether in electronic or any other form or medium) that is collected, processed, stored, accessed, shared, distributed, transferred, disclosed, integrated into Products/Services, destroyed, or disposed of by the Company, or any of the Company Systems, or is otherwise in the possession, custody, or control of the Company.

“Company Intellectual Property” has the meaning set forth in Section 3.19(d).

“Company Privacy Policies” has the meaning given to it in the definition of Data Privacy and Security Requirements.

“Company Securityholder” means a holder of Company Capital Stock and/or Options as of immediately prior to the Effective Time (but prior to the cancellation of any of the foregoing in exchange for Merger Consideration pursuant to the terms of this Agreement).

“Company Stockholder Approval” means the adoption of this Agreement by all of the holders of outstanding Shares entitled to vote in accordance with the DGCL and the Organizational Documents of the Company.

“Company Systems” means all Software, systems, servers, websites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services that are used in the current operations of the Company, including any of the foregoing that are operated for the benefit of the Company by or subject to contractual commitments with third parties (i.e., Software-as-a-Service).

“Confidentiality Agreement” means that certain confidentiality agreement dated as of April 14, 2022, as amended by that certain Amendment to Mutual Confidentiality Agreement, between the Buyer and the Company.

“Contract” means any written or unwritten agreement, contract, obligation, note, mortgage, license, or undertaking that is legally binding.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise, and the terms “Controlled” and “Controlling” have meanings correlative thereto.

“D&O Indemnified Parties” has the meaning set forth in Section 6.1(b).

“D&O Tail Policy” has the meaning set forth in Section 6.1(c).

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to artificial intelligence, privacy, security, consumer protection (including unfair and/or deceptive trade practices), or security breach notification requirements applicable to the Company, the Products/Services or any Company Data: (i) the Company’s own rules, policies, procedures, and public statements (“Company Privacy Policies”); (ii) all applicable Laws, including security, consumer protection, data protection, use, disclosure, destruction and privacy Laws, including the CAN-SPAM Act, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679 (and all derivations and implementations thereto) (“GDPR”), the UK GDPR, the California Consumer Privacy Act (and all amendments thereto) and any other similar state Laws of the United States, the Health Insurance Portability and Accountability Act, as well as all applicable requirements set forth in guidelines published by applicable regulatory bodies, including the Federal Trade Commission, European Union and United Kingdom data protection authorities and the European Data Protection Board; (iii) Contracts into which the Company has entered or by which it is otherwise bound; and (iv) the Payment Card Industry Data Security Standard.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any Company Data, Personal Information, or other sensitive or confidential information or data (whether in electronic or any other form or medium).

“Data Room” means that certain virtual data room maintained by Microsoft 365 Sharepoint with folder name “Scite – RSSS Acquisition Data Room” and made available to the Buyer and its Representatives in connection with the transactions contemplated by this Agreement.

“Deisboeck Liabilities” has the meaning set forth in Section 2.12(a)(vii).

“Determination Time” means 12:01 a.m. Eastern Time on the Closing Date.

“DGCL” has the meaning set forth in the Recitals.

“Direct Claim” has the meaning set forth in Section 7.4(a).

“Disclosure Schedule” has the meaning set forth in Article X.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Distribution Schedule” has the meaning set forth in Section 2.13(b).

“Distribution Spreadsheet” has the meaning set forth in Section 2.13(b).

“Earnout Amount” has the meaning set forth in Section 2.14(a).

“Earnout Payment Dates” has the meaning set forth in Section 2.14(b).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Eligible Claim Threshold” has the meaning set forth in Section 7.5(a).

“Ending Annual Recurring Revenue” has the meaning set forth in Section 2.14(a).

“Environmental Law” means any Law relating to pollution or protection of the environment, human health or safety (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise relating to the manufacture, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

“Equity Incentive Plan” means the 2018 Stock Incentive Plan of Scite, Inc., as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is or, at the relevant time was, treated as a single employer with the Company under Code Section 414(b), (c), (m) or (o).

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Closing Date and entered into by and among the Buyer, the Stockholder Representative and the Escrow Agent.

“Escrow Account” has the meaning set forth in Section 2.12(a)(v).

“Escrow Amount” has the meaning set forth in Section 2.12(a)(v).

“Escrow Release Date” has the meaning set forth in Section 7.6(a).

“Estimated Cash” has the meaning set forth in Section 2.13(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.13(a).

“Estimated Closing Merger Consideration” means (i) $13,718,058.00, plus (ii) the Estimated Cash, plus (iii) the Working Capital Excess, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Shortfall, if any, minus (vi) the Escrow Amount, minus (vii) the Purchase Price Adjustment Holdback Amount, minus (viii) the Optionholder Holdback Amount, minus (ix) the Estimated Unpaid Transaction Expenses, minus (x) the Stockholder Representative Expense Amount.

“Estimated Net Working Capital” has the meaning set forth in Section 2.13(a).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.13(a).

“Event” or “Events” has the meaning set forth in the definition of “Material Adverse Effect”.

“Excess” has the meaning set forth in Section 2.13(h)(iii).

“Excluded Tax Liabilities” means, irrespective of when asserted: (i) any Taxes of the Company relating to, or arising out of or imposed with respect to any Pre-Closing Tax Period or any portion thereof, including (a) any and all Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, other than Buyer’s share of Transfer Taxes pursuant to Section 11.3, (b) any Taxes allocated to the Pre-Closing Tax Period portion of any Straddle Period under Section 11.2, (c) Taxes related to income inclusion or an excluded deduction arising with respect to prepaid revenues or deferred revenues relating to any Pre-Closing Tax Period or any portion thereof, and (d) any and all Taxes and other Losses incurred due to the as a result of the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code attributable to the breach of any representation or covenant in this Agreement or any Ancillary Agreement by the Company or any Stockholder; (ii) Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing; (iii) Stockholders’ share of Transfer Taxes pursuant to Section 11.3; (iv) any Taxes of any Stockholder for any Tax period; (v) the employer portion of any employment, payroll, social security, or similar Taxes attributable to the amounts payable after the Closing in respect of the Option Consideration, and (vi) any Loss attributable to the Company’s, the Stockholder Representative’s or any Stockholder’s breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article XI.

“Final Closing Statement” has the meaning set forth in Section 2.13(c).

“Final Closing Merger Consideration” has the meaning set forth in Section 2.13(h)(i).

“Financial Statements” means the internally prepared (in the case of fiscal 2021) and reviewed (in the case of fiscal 2022) balance sheets, statements of cash flow, and statements of profit and loss of the Company as of and for the fiscal years ended December 31, 2021 and December 31, 2022.

“First Cap” has the meaning set forth in Section 7.5(b).

“First Earnout Payment Date” has the meaning set forth in Section 2.14(b).

“Fraud” means actual and intentional common law fraud under Delaware law with respect to the making of the representations and warranties by: (i) any Stockholder in such Stockholder’s respective Letter of Transmittal or (ii) the Company in Article III. For the avoidance of doubt, Fraud may not be based on the existence of equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties set forth in: (i) Section 3.1 (Organizational Matters), (ii) Section 3.2 (Authority and Enforceability), (iii) Section 3.4 (Capitalization and Transfer Restrictions), (iv) Section 3.5 (Subsidiaries), (v) Section 3.9 (Taxes), (vi) Section 3.19(a) through Section 3.19(j) (Intellectual Property), (vii) Section 3.23 (Affiliated Transactions) and (viii) Section 3.24 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GDPR” has the meaning set forth in the definition of “Data Privacy and Security Requirements”.

“Governmental Authority” means the United States, or any nation, state, country, provincial, county, city, town, village, local or foreign jurisdiction or government, or any subdivision, agency or authority of any thereof or any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, authority (including any Tax authority), department, official or entity and any court or tribunal) or any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, having competent jurisdiction over the Company, the Buyer, Merger Sub or the transactions contemplated by this Agreement, as applicable.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Guarantee” means, with respect to any Person, (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person (except for endorsement of drafts for deposit and collection in the ordinary course of business), or (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (a) to pay the Indebtedness of such other Person, (b) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (c) to maintain the capital, working capital, solvency or general financial condition of such other Person.

“In-the-Money Options” means each Option that has not been exercised prior to the Effective Time with a per share exercise price that is less than the aggregate Option Consideration previously paid and/or payable with respect to such Option in accordance with the Distribution Schedule.

“Indebtedness” means, as at the Determination Time, any liability of the Company, without duplication, (i) for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (but excluding, for the avoidance of doubt, accounts payable that are incurred in the ordinary course of business, are not interest bearing or secured by a Lien, and are taken into account in Net Working Capital), (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or other similar instrument (including a purchase money obligation) or debt security, (iv) for the payment of money relating to leases whether or not under GAAP required to be classified as capitalized lease obligations with respect to which the Company is liable as lessee, (v) created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (vi) secured by a Lien on the Company’s assets, other than Permitted Liens, (vii) for the deferred purchase price of equity, property or assets or services (including any earnout or similar liabilities), (viii) all obligations of the Company under interest rate protection agreements, foreign currency exchange agreements or other interest or exchange hedging agreements, (ix) any portion of a PPP Loan which is not forgiven as of the Determination Time or is otherwise required to be repaid (including any amounts that were initially forgiven), (x) fifteen percent (15%) of any deferred revenue with respect to any customer arrangement, including where amounts are billed for such customer prior to the service period with respect to such customer such that billings are in excess of revenue recognized under GAAP for such customer, (xi) any liabilities of the Company to a Stockholder or Affiliate thereof (including any declared but unpaid dividends or distributions) that is not eliminated or settled prior to the Closing, (xii) any overdue payroll obligations and the corresponding employer portion of any employment, payroll, social security, unemployment or other similar Taxes related to such amounts, (xiii) Accrued Taxes, (xiv) any amount accrued by the Company (regardless of whether such amounts are reflected in the Company’s balance sheet and statement of income) for unused paid time off of its employees and the corresponding employer portion of any employment, payroll, social security, unemployment or other similar Taxes related to such amounts, (xv) in respect of interest, premiums, penalties, fees or other charges in respect of any indebtedness described in the foregoing clauses (i) through (xiv), and (xvi) all indebtedness referred to in the foregoing clauses (i) through (xv) of a third Person that is subject to a Guarantee by the Company.

“Indemnified Liabilities” means (i) Indebtedness that is not satisfied in full in connection with the Closing, (ii) Unpaid Transaction Expenses, (iii) all Excluded Tax Liabilities, and (iv) any and all claims made by Thomas Deisboeck (or his successor or assigns) whatsoever, including, any and all claims arising out of, as a result of, relating or incidental to, or in connection with that certain letter agreement, dated as of December 19, 2018, by and between the Company and Thomas Deisboeck.

“Independent Accounting Firm” has the meaning set forth in Section 2.13(e).

“Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 7.4.

“Indemnifying Party” and “Indemnifying Parties” have the meaning set forth in Section 7.4.

“Initial Earnout Amount” has the meaning set forth in Section 2.14(a).

“Initial Earnout Notice of Objection” has the meaning set forth in Section 2.14(a).

“Initial Earnout Statement” has the meaning set forth in Section 2.14(a).

“Insurance Policies” has the meaning set forth in Section 3.8.

“In-Licenses” means all Contracts, including all licenses, franchises, permits, covenants not to sue or other agreements under which the Company has acquired any rights with respect to any Intellectual Property owned by another person.

“Intellectual Property” means any and all right, title and interest in or relating to proprietary rights, whether protected, created or arising in any jurisdiction throughout the world or pursuant to any international convention or Governmental Authority, including the following, collectively: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), design rights, all improvements thereto, and all foreign or domestic design patents, utility patents and applications therefor, including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, post grant proceedings, amendments made during inter partes review or restorations of any of the foregoing, and other issued indicia of invention ownership (including certificates of invention, petty patents, industrial design registrations and utility models); (ii) all trademarks, service marks, trade names, trade dress, product names, logos, internet domain names and other indicia of source or origin (whether registered or unregistered) and all applications, registrations and renewals in connection therewith and all goodwill connected with the use of and symbolized by the foregoing; (iii) all internet domain registrations, URLs, websites, social media accounts and handles, other addresses for use on the Internet or any other computer network or communication system, and all content and data thereon or relating thereto; (iv) all published and unpublished works of authorship, copyrights, copyrightable works, Software, other rights associated with the foregoing, including moral and attribution rights, and all applications, registrations and renewals in connection therewith (if any); (v) all trade secrets, know how, rights of publicity and privacy, shop and royalty rights, compositions and other confidential proprietary technical, business and other information including production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial marketing and business data, and confidential information; (vi) all other intellectual property rights under any laws throughout the world; (vii) all causes of action, claims and rights to recover remedies for any past, present or future infringement or other violation of any of the foregoing; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Financial Statements” means the internally prepared balance sheets, statements of cash flow and statements of profit and loss of the Company for the 7-month period ended July 31, 2023.

“Interim Financial Statement Date” means July 31, 2023.

“IRS” means the Internal Revenue Service.

“Key Customer” has the meaning set forth in Section 3.20(a).

“Key Supplier” has the meaning set forth in Section 3.20(b).

“Knowledge”, “to the Company’s Knowledge”, “Knowledge of the Company” or similar words or phrases means those matters actually known by Josh Nicholson, Ashish Uppala and Sean Rife and the knowledge that such Persons would reasonably be expected to have after a (i) reasonable inquiry of their direct reports, and (ii) a good faith review of the files of the Company which would reasonably be expected to be relevant to the fact or matter at issue.

“Law” means any applicable federal, state, local, municipal, foreign, national, international, multinational or other administrative order, constitution, law (whether civil, criminal or administrative), ordinance, principle of common law, code, rule, regulation, decree, civil code, instrument, subordinate legislation, by-law, statute, treaty or other legislative measure enacted, promulgated, entered into or imposed by a Governmental Authority including judicial decisions involving the Company applying or interpreting any such Law.

“Leased Real Estate” means all real property leased or subleased by the Company.

“Letter of Transmittal” or “Letters of Transmittal” has the meaning set forth in Section 2.11(b).

“Licenses” means, collectively, the Out-Licenses and In-Licenses.

“Liens” means any charge, claim, mortgage, pledge, lien, judgment, option, security interest, lease, license, title defect, title retention agreement, voting trust agreement, or similar restriction or limitation including a restriction on the right to transfer, sell or otherwise dispose of any property or Capital Stock.

“Loss” and “Losses” means all losses, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing), but expressly excluding for purposes of Losses arising out of a breach of the representations and warranties under this Agreement (i) punitive, special or exemplary damages and/or (ii) damages that are not, as of the Closing Date, reasonably foreseeable as a result of any inaccuracy or breach by the Indemnifying Party of its representations and warranties under this Agreement pursuant to Section 7.2(a) and Section 7.3(a) (except, with respect to both clauses (i) and (ii), to the extent a component of damages are payable or incurred by an Indemnified Party in connection with a Payable Claim that (a) is a Third Party Claim and/or (b) arises from any Fraud by the Indemnifying Party); provided, that the parties acknowledge and agree that any omission of a type of losses set forth in prior drafts of this Agreement shall have no impact on the types of “Losses” for which indemnification can be sought under the express terms of this definition.

“Majority Holders” has the meaning set forth in Section 2.16(e).

“Material Adverse Effect” means any event, circumstance, change, occurrence, state of facts, change in factors, development, condition or effect (each an “Event” and collectively, “Events”) that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or condition (financial or otherwise) of the Company, taken as a whole, or the ability of the Company to consummate the Merger or any of the other transactions contemplated hereby; provided that the foregoing shall not include any event, circumstance, change, occurrence, fact or effect resulting from or relating to (i) changes in economic conditions generally or in any region in which the Company operates, including as a result of labor unrest, war, hostilities, epidemics, pandemics or acts of god; (ii) changes in United States or global financial markets in general, including any disruption thereof and any decline in the price of any market index or any change in prevailing interest rates; or (iii) changes in Law, accounting standards or any authoritative interpretations thereof; provided that in the case of clauses (i) through (iii), such Events may be factored into whether a Material Adverse Effect has occurred to the extent that such Event materially disproportionately impacts the Company relative to other similarly situated industry participants.

“Material Contracts” has the meaning set forth in Section 3.11(b).

“Measurement Time” has the meaning set forth in Section 2.14(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Merger Consideration” means (i) the Estimated Closing Merger Consideration, plus (ii) the Earnout Amount, as finally determined in accordance with Section 2.14 (if any), plus (iii) the amounts (if any) paid to the Payments Administrator for delivery to the Company Securityholders pursuant to Section 2.13(h)(ii), (iii) or (iv), minus the Shortfall, plus (iv) the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the Company Securityholders under Section 7.6, plus (v) the Stockholder Representative Expense Amount.

“Mixed Consideration” means the Series Seed-1 Preferred Per Share Merger Consideration, the Series Seed-2 Preferred Per Share Merger Consideration, the Common Per Share Merger Consideration and the Option Consideration.

“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of the Determination Time and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company that are included in the line item categories of current assets specifically identified in the sample calculation attached as Exhibit 1.1(b), minus (ii) the current liabilities of the Company that are included in the line item categories of current liabilities specifically identified in the sample calculation attached as Exhibit 1.1(b). In no event shall Net Working Capital include any amounts with respect to Cash, Indebtedness, Unpaid Transaction Expenses or any deferred revenue with respect to any customer arrangement.

“Net Adjustment Amount” has the meaning set forth in Section 2.13(h)(i).

“Notice of Disagreement” has the meaning set forth in Section 2.13(d).

“Off the Shelf Software” has the meaning set forth in Section 3.19(b).

“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to: (i) the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “share alike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (ii) any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Optionholder” means a holder of an Option.

“Optionholder Holdback Amount” has the meaning set forth in Section 2.12(a)(vii).

“Options” has the meaning set forth in Section 3.4(a).

“Option Consideration” means the sum (if any and as applicable) of (i) the Final Closing Merger Consideration, plus (ii) the Earnout Amount, in each case distributable to the Optionholders as set forth on the Distribution Schedule (and, for the avoidance of doubt, subject to the terms and conditions set forth in Section 7.7).

“Option Termination Agreement” and “Option Termination Agreements” have the meaning set forth in Section 2.11(c).

“Option Withholding Amount” means any amounts that the Company is required to deduct or withhold from amounts payable to an Optionholder hereunder pursuant to any provision of any Tax Law.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict, entered, issued, made or rendered by any Governmental Authority or by any arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, articles of association, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, trust agreement, register of members or shareholders and other similar organizational documents of such entity.

“Out-Licenses” means all Contracts, including all licenses, franchises, permits, covenants not to sue or other agreements under which the Company has granted rights with respect to any Intellectual Property to any Person.

“Outstanding Common Shares” means the number of Common Shares outstanding immediately prior to the Effective Time.

“Outstanding Series Seed-1 Preferred Shares” means the number of Series Seed-1 Preferred Shares outstanding immediately prior to the Effective Time.

“Outstanding Series Seed-2 Preferred Shares” means the number of Series Seed-2 Preferred Shares outstanding immediately prior to the Effective Time.

“Overall Cap” has the meaning set forth in Section 7.5(b).

“Overall Cap Amount” means the sum of (i) $13,718,058.00, plus (ii) all Earnout Amounts actually due and owing to the Company Securityholders pursuant to Section 2.14.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by or developed for or on behalf of the Company.

“Payments Administrator” has the meaning set forth in Section 2.11(a).

“Payoff Letters” has the meaning set forth in Section 2.12(a)(ii).

“Payable Claim” has the meaning set forth in Section 7.4(c).

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA.

“Per Share Merger Consideration” means (i) with respect to Common Shares, the Common Per Share Merger Consideration, (ii) with respect to Series Seed-1 Preferred Shares, the Series Seed-1 Preferred Per Share Merger Consideration, and (iii) with respect to Series Seed-2 Preferred Shares, the Series Seed-2 Preferred Per Share Merger Consideration.

“Permitted Liens” means (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over real property that do not materially interfere with the present use of the real property by the Company, and (v) any interest or title of a lessor under an operating lease.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) in the Company’s internal or external policies or other public-facing statements, all information regarding or capable of being associated with an individual person or device, including: (i) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (ii) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (iii) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (iv) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person and includes information in any form, including paper, electronic and other forms.

“PPP Loan” means any Paycheck Protection Program loan obtained by the Company under the CARES Act.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of such Tax period through and including the Closing Date.

“Preferred Shares” means, collectively, the Series Seed-1 Preferred Shares and Series Seed-2 Preferred Shares.

“Preliminary Closing Statement” has the meaning set forth in Section 2.13(a).

“Proceeding” means any action, arbitration, hearing, investigation, charge, complaint, grievance, inquiry, litigation or suit (whether civil, criminal or administrative), commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Products/Services” means (i) all products and services currently or at any time previously sold, marketed and/or provided by the Company, or by any predecessor of the Company, or that have borne a trademark of the Company and (ii) solely for purposes of the second sentence of Section 3.19(c), Section 3.19(k) and the first sentence of Section 3.19(o), all products and services currently or at any time previously developed by the Company, or by any predecessor of the Company.

“Purchase Price Adjustment Holdback Amount” has the meaning set forth in Section 2.12(a)(vi).

“Real Property Lease” means all leases, subleases and other Contracts pursuant to which the Company holds or has the right to occupy any Leased Real Estate owned by a third Person.

“Representative Losses” has the meaning set forth in Section 2.16(c).

“Representatives” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Requisite Section 280G Approval” has the meaning set forth in Section 5.3.

“Restrictive Covenant Agreements” shall mean confidentiality, non-solicitation, non-disparagement, non-compete and/or intellectual property (as applicable) agreements to be entered into by and between the Company and each of the Persons set forth on Exhibit 1.1(c) as of the Closing Date and included as an exhibit in each such Persons Letter of Transmittal.

“Schedule Supplement” has the meaning set forth in Section 5.2.

“Second Cap” has the meaning set forth in Section 7.5(b).

“Section 3.6(c) Eligible Claim Threshold” has the meaning set forth in Section 7.5(a).

“Series Seed-1 Preferred Shares” means the shares of Series Seed-1 Preferred Stock.

“Series Seed-2 Preferred Shares” means the shares of Series Seed-2 Preferred Stock.

“Series Seed-1 Preferred Merger Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement, of the Closing Series Seed-1 Preferred Merger Consideration plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the holders of Series Seed-1 Preferred Shares as set forth on the Distribution Schedule, plus the amount (if any) paid to the Payments Administrator for delivery to the holders of Series Seed-1 Preferred Shares (as set forth on the Distribution Schedule) under Section 2.13(h)(ii), (iii) or (iv), minus the portion of the Shortfall (if any) that is payable to Buyer by the holders of Series Seed-1 Preferred Shares, plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the holders of Series Seed-1 Preferred Shares (as set forth on the Distribution Schedule) under Section 7.6, plus the portion of the Stockholder Representative Expense Amount actually paid to the Payments Administrator for further payment to the holders of Series Seed-1 Preferred Shares (as set forth on the Distribution Schedule) under Section 2.16(b).

“Series Seed-1 Preferred Per Share Merger Consideration” means the Series Seed-1 Preferred Merger Consideration divided by the Outstanding Series Seed-1 Preferred Shares.

“Series Seed-2 Preferred Merger Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement, of the Closing Series Seed-2 Preferred Merger Consideration plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the holders of Series Seed-2 Preferred Shares as set forth on the Distribution Schedule, plus the amount (if any) paid to the Payments Administrator for delivery to the holders of Series Seed-2 Preferred Shares (as set forth on the Distribution Schedule) under Section 2.13(h)(ii), (iii) or (iv), minus the portion of the Shortfall (if any) that is payable to Buyer by the holders of Series Seed-2 Preferred Shares, plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the holders of Series Seed-2 Preferred Shares (as set forth on the Distribution Schedule) under Section 7.6, plus the portion of the Stockholder Representative Expense Amount actually paid to the Payments Administrator for further payment to the holders of Series Seed-2 Preferred Shares (as set forth on the Distribution Schedule) under Section 2.16(b).

“Series Seed-2 Preferred Per Share Merger Consideration” means the Series Seed-2 Preferred Merger Consideration divided by the Outstanding Series Seed-2 Preferred Shares.

“Series Seed-1 Preferred Stock” means the Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Series Seed-2 Preferred Stock” means the Series Seed-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Shares” means the Common Shares, the Series Seed-1 Preferred Shares and the Series Seed-2 Preferred Shares.

“Shortfall” has the meaning set forth in Section 2.13(h)(iii).

“Short-Term Subscriptions” has the meaning set forth in Section 2.14(a).

“Software” means any and all (i) computer programs, including any and all software implementations or algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any website.

“Specified Stockholders” means each of Josh Nicholson, Sean Rife, Cactus Communications Services Pte. Ltd., and ff Graphite (V) Venture Capital Fund, LP.

“Stock Limitation” has the meaning set forth in Section 2.14(b).

“Stockholder” means the holder of any Shares.

“Stockholder Representative” has the meaning set forth in the introductory paragraph.

“Stockholder Representative Expense Amount” means an amount equal to $200,000.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subject Securities” has the meaning set forth in Section 3.4(a).

“Subsequent Earnout Payment Date” has the meaning set forth in Section 2.14(b).

“Subsidiary” means, with respect to any Person (i) any corporation more than fifty percent (50%) of whose equity interest is owned by such Person directly or indirectly through one or more subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other Person in which such Person directly or indirectly through one or more subsidiaries has more than a fifty percent (50%) equity interest.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Support Agreements” has the meaning set forth in the Recitals.

“Target Net Working Capital” means $112,697.00.

“Tax” means (i) any federal, state, local or foreign tax, assessment, fee, levy or other charge of any kind whatsoever imposed by any Governmental Authority whether or not disputed, including any income, corporation, franchise, branch profits, gross receipts, capital gains, value-added, sales, use, property, transfer, payroll, employment, unemployment, social security (or similar), production, ad valorem, registration, profits, license, lease, service, service use, estimated, excise, severance, environmental, stamp, occupation, premium, real property gains, windfall profits, customs, duties, escheat or unclaimed property obligations or withholding tax, (ii) any fine, penalty, interest, or addition to tax with respect thereto and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof of any analogous or any similar provision of Law) or otherwise.

“Tax Claim” has the meaning set forth in Section 11.6.

“Tax Return” means any return, declaration, report, claim for refund or relief, accounts, computation, election or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” has the meaning set forth in Section 3.9(g).

“Termination Date” has the meaning set forth in Section 9.1(c).

“Third Party Claim” has the meaning set forth in Section 7.4(b).

“Transaction Expenses” means, without duplication, all of the Company’s and Stockholder Representative’s fees, cost and expenses incurred in connection with the preparation, execution and consummation of this Agreement, including (i) attorneys’, accountants’, tax, professional, investment banking, consulting and other advisors’ fees and expenses, (ii) the cost of the Data Room, (iii) fifty percent (50%) of the cost of the D&O Tail Policy (provided, however, if the cost of the D&O Tail Policy exceeds $20,000, then the amount included as a Transaction Expense shall be equal to the sum of (A) such excess amount, plus (B) $10,000), (iv) any closing or transaction fees payable by the Company as a result of the transactions contemplated herein, (v) all amounts due under any unit appreciation rights, phantom equity or similar payments as a result of the consummation of the transactions contemplated by this Agreement, (vi) all amounts due for stay bonuses, sale bonuses, success, change of control or similar bonuses, retention payments or similar payments payable to any officer, director, employee, independent contractor, consultant or other Person as a result of the consummation of the transactions contemplated by this Agreement, (vii) the employer portion of any employment, payroll, social security, or similar Taxes attributable to the amounts payable in respect of the foregoing clauses (v) and (vi) and the Closing Option Consideration, (viii) the Stockholders’ share of any Transfer Taxes under Section 11.3, (ix) any and all costs and expenses of obtaining the consents required under Section 8.1(g)(xi), and (x) fifty percent (50%) of the costs and expenses related to the Escrow Agreement. Buyer shall bear the remaining fifty percent (50%) of the costs and expenses related to the Escrow Agreement and the D&O Tail Policy (provided, however, that the Buyer’s costs and expenses for the D&O Tail Policy shall not exceed $10,000), and the portion of the Transfer Taxes that are the responsibility of Buyer under Section 11.3.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, conveyance, excise, value added and any other similar Taxes and fees (including any penalties and interest thereon).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).

“Unpaid Transaction Expenses” means the amount of any Transaction Expenses that remain unpaid as of the Determination Time or result from the Closing (to the extent not already included in the determination of Net Working Capital or in Indebtedness).

“Unresolved Claim” has the meaning set forth in Section 7.6(a).

“Waived 280G Benefits” has the meaning set forth in Section 5.3.

“Welfare Plan” means any employee welfare benefit plan as defined in Section 3(1) of ERISA.

“Work Product” means, with respect to a Person, all tangible and intangible work product developed within the scope of the Person’s service to, or engagement or employment by, the Company.

“Working Capital Excess” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Shortfall” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Article II
The Merger

2.1            The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with DGCL, the Company shall be merged with and into Merger Sub pursuant to which (a) the separate corporate existence of the Company shall cease, and (b) Merger Sub shall be the surviving limited liability company in the Merger and shall continue its limited liability company existence under the Laws of the State of Delaware as a wholly owned Subsidiary of the Buyer. Merger Sub, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to herein as the “Surviving Entity”.

2.2            Closing; Effective Time.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall be conducted telephonically and through the exchange via electronic means of executed copies of the documents to be delivered at the Closing, at 10:00 a.m., Eastern Time, no later than three (3) Business Days after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

(b)            As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit 2.2(b) to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time”.

2.3            Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

2.4            Tax Consequences. The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.5            Certificate of Formation and Operating Agreement. At the Effective Time, (a) by virtue of the Merger, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law, and (b) the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

2.6            Directors; Officers. The parties shall take all actions necessary such that, from and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7            Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Entity as a result of or in connection with the Merger or otherwise to carry out the transactions contemplated by this Agreement, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the transactions contemplated by this Agreement.

2.8            Conversion of Shares; Conversion of Options. At the Effective Time, by virtue of the Merger and without any further action on the part of the Buyer, Merger Sub, the Company or any Stockholder or any membership interests of Merger Sub:

(a)            Each Series Seed-1 Preferred Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into and shall represent only the right to receive the Series Seed-1 Preferred Per Share Merger Consideration, fifty percent (50%) of which shall be payable in cash, without interest, and fifty percent (50%) of which shall be payable in a number of shares of Buyer Common Stock, without interest, determined by dividing (x) the product of the Series Seed-1 Preferred Per Share Merger Consideration, multiplied by 0.5, by (y) the Buyer Stock Price;

(b)            Each Series Seed-2 Preferred Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into and shall represent only the right to receive the Series Seed-2 Preferred Per Share Merger Consideration, fifty percent (50%) of which shall be payable in cash, without interest, and fifty percent (50%) of which shall be payable in a number of shares of Buyer Common Stock, without interest, determined by dividing (x) the product of the Series Seed-2 Preferred Per Share Merger Consideration, multiplied by 0.5, by (y) the Buyer Stock Price;

(c)            Each Common Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into and shall represent only the right to receive the Common Per Share Merger Consideration, fifty percent (50%) of which shall be payable in cash, without interest, and fifty percent (50%) of which shall be payable in a number of shares of Buyer Common Stock, without interest, determined by dividing (x) the product of the Common Per Share Merger Consideration, multiplied by 0.5, by (y) the Buyer Stock Price;

(d)            Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries (if any) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the “Cancelled Shares”);

(e)            All Options, whether vested or unvested, that are outstanding immediately prior to the Effective Time, shall become fully vested, and each Option shall be canceled, shall cease to exist and, to the extent such Option is an In-the-Money Option at the Effective Time, shall be converted into and shall represent only the right to receive a portion of the Option Consideration (as set forth for such option on the Distribution Schedule), fifty percent (50%) of which shall be payable in cash, without interest, and fifty percent (50%) of which shall be payable in a number of shares of Buyer Common Stock, without interest, determined by dividing (x) the product of the Option Consideration for such Option as set forth on the Distribution Schedule, multiplied by 0.5, by (y) the Buyer Stock Price; and

(f)             Each unit of membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one unit of membership interest of the Surviving Entity.

Notwithstanding the foregoing, in no event shall the number of shares of Buyer Common Stock to be issued at Closing as part of the Closing Series Seed-1 Preferred Per Share Merger Consideration, the Closing Series Seed-2 Preferred Per Share Merger Consideration, the Closing Common Per Share Merger Consideration and/or the Closing Option Consideration exceed an aggregate of 2,962,000 shares of Buyer Common Stock (the “Closing Stock Limitation”). In the event the Closing Stock Limitation is met, no additional Buyer Common Stock shall be issued as part of the Closing Series Seed-1 Preferred Per Share Merger Consideration, the Closing Series Seed-2 Preferred Per Share Merger Consideration, the Closing Common Per Share Merger Consideration and/or the Closing Option Consideration, and any portion of the Series Seed-1 Preferred Per Share Merger Consideration, the Series Seed-2 Preferred Per Share Merger Consideration, the Common Per Share Merger Consideration and/or the Option Consideration payable hereunder that otherwise would have been payable in the form of Buyer Common Stock shall instead be payable in cash, in an amount equal to the value of the Buyer Common Stock (based on the Buyer Stock Price) that would have been issued if not for the Closing Stock Limitation.

For the avoidance of doubt, the consideration amounts set forth above include, and each Company Securityholder will be entitled to receive, a portion (if any) of the Earnout Amount earned pursuant to Section 2.14, the Purchase Price Adjustment Holdback Amount when released in accordance with Section 2.13(h), the Optionholder Holdback Amount when released in accordance with Section 6.2, the Escrow Amount when released in accordance with Section 7.6, and the Stockholder Representative Expense Amount when released in accordance with Section 2.16, in each case, in accordance with the Distribution Schedule.

For the further avoidance of doubt, any Option that is not an In-the-Money Option at the Effective Time shall not be entitled to receive any Merger Consideration.

2.9            Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Shares surrendered by such holder and the total number of shares of Buyer Common Stock payable in consideration thereof), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Stock Price. No such holder will be entitled to dividends, voting rights, or other rights as a shareholder in respect of fractional shares.

2.10          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive any Per Share Merger Consideration unless and until such Stockholder fails to perfect or withdraws or otherwise loses his/her/its right to appraisal and payment under Section 262 of the DGCL. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses such right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the applicable Per Share Merger Consideration, if any, to which such Stockholder is entitled, without interest. The Company shall give the Buyer (a) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing, neither the Buyer nor the Company shall, except with the prior written consent of the other, or as required under applicable Law, make any payment with respect to, or settle or offer to settle, such demands.

2.11          Payments Administrator; Letter of Transmittal; Option Termination Agreement.

(a)            Effective as of the date of Closing, the Buyer and the Stockholder Representative shall engage Equiniti Trust Company, LLC, a New York limited liability trust company, to act as payments administrator in connection with the Merger (the “Payments Administrator”) pursuant to a payments administration agreement providing for, among other things, the matters set forth in this Section 2.11 and otherwise reasonably satisfactory to the Stockholder Representative and the Buyer. At or prior to the Effective Time, the Buyer shall deposit with the Payments Administrator, for the benefit of the Stockholders, the cash portion of the Estimated Closing Merger Consideration (less the cash portion of the Closing Option Consideration) and cause the Payments Administrator to reserve a sufficient number of shares of Buyer Common Stock in order for the Payments Administrator to be able to issue the Buyer Common Stock portion of the Estimated Closing Merger Consideration at the Effective Time. For purposes of determining the Estimated Closing Merger Consideration to be made available, the Buyer shall assume that there will be no Dissenting Shares. The charges and expenses of the Payments Administrator shall be paid fifty percent (50%) by the Buyer or the Surviving Entity, on the one hand, and fifty percent (50%) by the Stockholder Representative (which portion shall be recoverable from the Stockholder Representative Expense Amount), on the other hand.

(b)            On the date hereof, the Company and/or the Payments Administrator shall deliver to each Stockholder of record whose Shares are to be converted into the right to receive the consideration described in Section 2.8, (i) a letter of transmittal substantially in the form attached hereto as Exhibit 2.11(b) (each a “Letter of Transmittal” and collectively, the “Letters of Transmittal”) and (ii) instructions for use in effecting the surrender of the Shares for payment therefor. The parties expressly acknowledge and agree that the receipt of such Letters of Transmittal, and the obligations set forth therein, were expressly considered and relied upon in the Buyer’s and Merger Sub’s decision to enter into this Agreement and pay the consideration set forth herein.

(c)            On the date hereof, the Company shall mail, or shall cause the Payments Administrator to mail, to each Optionholder an option termination agreement substantially in the form attached hereto as Exhibit 2.11(c) (each an “Option Termination Agreement” and collectively, the “Option Termination Agreements”) and instructions for completing, executing and returning such Option Termination Agreement in exchange for the right to receive the Option Consideration payable under this Agreement (inclusive of the applicable the Option Withholding Amount).

2.12          Closing Payments.

(a)            At the Closing, the Buyer shall:

(i)              deposit with the Payments Administrator, an amount as specified in Section 2.11(a);

(ii)             pay on behalf of the Company, or cause the Surviving Entity to pay, by wire transfer of immediately available funds to the bank accounts or accounts designated by the respective payee in writing no later than five (5) Business Days prior to the Closing Date: (A) to each lender or holder of Indebtedness identified on the Preliminary Closing Statement and outstanding as of immediately prior to the Effective Time, the amount of Indebtedness owed to such lender or holder, which amount is set forth in the applicable payoff letter (or similar release upon payment) received from such lender or holder in a form reasonably satisfactory to the Buyer, in exchange for such lender’s or holder’s release of its Liens upon the assets of the Company and release of the Company from any obligations under such Indebtedness (collectively, “Payoff Letters”) and (B) to each Person entitled to any Unpaid Transaction Expenses, the amount of Unpaid Transaction Expenses payable to such Person as set forth in an invoice or other documentation in a form reasonably satisfactory to the Buyer and as identified on the Preliminary Closing Statement;

(iii)            pay to the Stockholder Representative, to the bank account designated by the Stockholder Representative in writing no later than three (3) Business Days prior to the Closing Date, the Stockholder Representative Expense Amount;

(iv)           deposit with the Surviving Entity, an amount equal to the Closing Option Consideration (as set forth on the Distribution Schedule) that is payable in cash, inclusive of the applicable Option Withholding Amount, which amount shall be paid by the Surviving Entity to the Optionholders and the applicable Tax authorities on behalf of the Optionholders promptly following the Effective Time utilizing the Surviving Entity’s payroll system; and

(v)            pay to the Escrow Agent in cash, to the bank account designated by the Escrow Agent in writing no later than three (3) Business Days prior to the Closing Date, to hold in accordance with the Escrow Agreement (the “Escrow Account”), an amount equal to $1,478,904.00 (the “Escrow Amount”) to secure the Stockholders’ obligations under Article VII;

(vi)            retain an amount of cash equal to $150,000.00 the (“Purchase Price Adjustment Holdback Amount”) to secure the Stockholders’ obligations under Section 2.13(h); and

(vii)           retain an amount of cash equal to $25,000.00 the (“Optionholder Holdback Amount”) to secure the Stockholders’ obligations under Article VII with respect to subsection (iv) of the definition of Indemnified Liabilities (the “Deisboeck Liabilities”).

(b)            If a Stockholder delivers to the Payments Administrator a duly executed Letter of Transmittal no later than three (3) Business Days prior to the Closing, then such Stockholder shall be entitled to receive in exchange therefor, from the Payments Administrator at the Effective Time to such bank account or accounts as may be designated in writing by the party entitled to such payment in its Letter of Transmittal, an amount equal to (i) the applicable Closing Per Share Merger Consideration multiplied by (ii) the number of Shares surrendered pursuant to such Letter of Transmittal, fifty percent (50%) of which shall be payable in cash, without interest, and fifty percent (50%) of which shall be payable in a number of shares of Buyer Common Stock, without interest, determined in accordance with Section 2.8 or additional cash, without interest, for payment in lieu of fractional shares of Buyer Common Stock, and such Shares shall, at the Closing, be cancelled. If a Stockholder does not submit such Stockholder’s duly executed Letter of Transmittal on or before three (3) Business Days prior to the Closing, then upon surrender thereafter of Shares pursuant to a Letter of Transmittal duly executed, the holder of such Shares shall be entitled to receive in exchange therefor from the Payments Administrator, promptly and in no event more than three (3) Business Days after such surrender, an amount equal to: (A) the applicable Closing Per Share Merger Consideration multiplied by (B) the number of Shares surrendered pursuant to such Letter of Transmittal, fifty percent (50%) of which shall be payable in cash, without interest, and fifty percent (50%) of which shall be payable in a number of shares of Buyer Common Stock, without interest, determined in accordance with Section 2.8 or additional cash, without interest, for payment in lieu of fractional shares of Buyer Common Stock, and such Shares shall, upon such surrender, be cancelled. If payment in respect of any Share is to be made to a Person other than the Person in whose name such Share is registered, it shall be a condition of payment that the Share so surrendered shall be in proper form for transfer. Until surrendered in accordance with the provisions of this Section 2.12, any Shares (other than any Cancelled Shares or any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the applicable Per Share Merger Consideration payable with respect thereto, fifty percent (50%) of which shall be payable in cash, without interest, and fifty percent (50%) of which shall be payable in a number of shares of Buyer Common Stock, without interest, determined in accordance with Section 2.8 as contemplated herein. For the avoidance of doubt, any holder receiving the applicable Per Share Merger Consideration shall be entitled to any remainder of the Merger Consideration that becomes available to them in accordance with the Distribution Schedule (subject to the Buyer Parties’ setoff rights set forth in Section 7.7, as applicable).

(c)            At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of Capital Stock thereafter on the records of the Company. If, after the Effective Time, a Share that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) is surrendered to the Surviving Entity, it shall be cancelled and exchanged as provided in this Section 2.12.

(d)            All cash paid and Buyer Common Stock issued upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares shall cease to have any rights with respect to such Shares, except as otherwise provided herein or by applicable Law.

(e)            At any time following the expiration of eighteen (18) months after the final payment of Merger Consideration is made to the Payments Administrator (after giving effect to payments of the Earnout Amount and the final resolution of any pending claims or other disputes relating to Merger Consideration), the Surviving Entity shall be entitled to require the Payments Administrator to deliver to it any cash (including any interest received with respect thereto) or shares of Buyer Common Stock reserved for issuance which had been made available to the Payments Administrator and which have not been disbursed to the Company Securityholders, and such cash and shares of Buyer Common Stock shall thereafter become the property of the Surviving Entity. Thereafter, such holders shall be entitled to look to the Surviving Entity (subject to applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement upon due surrender of their Shares, without any interest thereon. Any portion of such remaining cash and shares of Buyer Common Stock unclaimed by the Company Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any Person previously entitled thereto.

2.13          Estimated Closing Merger Consideration; Final Closing Merger Consideration Adjustments; Distribution Schedule.

(a)           At least three (3) Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good faith estimate of the Company’s: (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), based on the Company’s books and records and other information available at the Closing, and, with respect to the Estimated Net Working Capital, calculated on a basis consistent with the Applicable Accounting Principles. Prior to the Closing, the Company and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Unpaid Transaction Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Closing Merger Consideration on the Closing Date.

(b)           Concurrently with finalization of the Preliminary Closing Statement under Section 2.13(a), the Company shall deliver to the Buyer a schedule (the “Distribution Schedule”), which Distribution Schedule shall (i) give effect to the distribution schedule set forth in Section 2 of the Company Certificate of Incorporation, (ii) shall be duly certified by the chief executive officer of the Company and (iii) include a spreadsheet (the “Distribution Spreadsheet”) accurately setting forth, as of the Closing Date and immediately prior to the Effective Time: (A) the Estimated Closing Merger Consideration, (B) the Outstanding Common Shares, the Outstanding Series Seed-1 Preferred Shares and the Outstanding Series Seed-2 Preferred Shares, (C) the Closing Series Seed-1 Preferred Merger Consideration, (D) the Closing Series Seed-2 Preferred Merger Consideration, (E) the Closing Common Merger Consideration, (F) the Closing Option Consideration, (G) the amounts payable to each Stockholder pursuant to this Agreement (separately identifying the aggregate applicable Closing Per Share Merger Consideration and the percentage of the Earnout Amount, Escrow Amount and any other amounts payable to the Stockholder hereunder), and (H) the amounts payable to each Optionholder pursuant to this Agreement (separately identifying the applicable Option Withholding Amount for each Optionholder), in each case, if any and as applicable. The parties agree that the Buyer and Merger Sub shall be entitled to rely on the Distribution Schedule (INCLUDING THE DISTRIBUTION SPREADSHEET INCLUDED THEREIN) in making payments under this Article II and THE Buyer and Merger Sub shall not be responsible FOR DETERMINING such calculations or allocations among the Stockholders and the Optionholders in such Distribution Schedule.

(c)           Within ninety (90) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Stockholder Representative (on behalf of all of the Stockholders) a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”), and (iv) Unpaid Transaction Expenses (“Closing Unpaid Transaction Expenses”). The Final Closing Statement shall be prepared on a basis consistent with the Applicable Accounting Principles and the sample Net Working Capital calculation attached as Exhibit 1.1(b).

(d)           The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses, as set forth in the Final Closing Statement. At the end of such thirty (30)-day period, the Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses not specifically referenced in a timely Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(e) (except for any review that may be necessary to resolve a matter that was specifically referenced in a timely Notice of Disagreement).

(e)           During the thirty (30)-day period following delivery of a Notice of Disagreement by the Stockholder Representative to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses as specified therein. Any disputed items resolved in writing between the Buyer and the Stockholder Representative within such thirty (30)-day period shall be final and binding with respect to such items, and if the Stockholder Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Stockholder Representative have not resolved all such differences by the end of such thirty (30)-day period, the Buyer and the Stockholder Representative shall submit, in writing, to a mutually approved impartial nationally recognized independent public accounting firm other than the Buyer’s, the Company’s or the Stockholder Representative’s accountants (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses. The Independent Accounting Firm shall be RSM US LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Stockholder Representative and the Buyer. The Buyer and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Stockholder Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses that are identified as being items and amounts to which the Buyer and the Stockholder Representative have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and/or determining whether the items and amounts in dispute were determined in accordance with this Agreement and the Applicable Accounting Principles, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital is correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Stockholder Representative (i.e., not on independent review). Unless the determination of the Independent Accounting Firm involves fraud, bad faith or manifest error of the Independent Accounting Firm, such determination shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(f)            The costs of any dispute resolution pursuant to this Section 2.13, including the fees and expenses of the Independent Accounting Firm, shall be borne by the Buyer and the Stockholder Representative in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(g)            The Buyer, the Company and the Stockholder Representative will, and the Buyer will cause the Surviving Entity (during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Closing Merger Consideration contemplated by this Section 2.13) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior written notice, to the personnel, properties, books and records of the Surviving Entity, and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.13. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.13; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(h)            The Estimated Closing Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)              The “Final Closing Merger Consideration” shall be calculated by recalculating the Estimated Closing Merger Consideration using the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses, in each case, as finally determined in accordance with Section 2.13, in lieu of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Unpaid Transaction Expenses and otherwise using the components of the Estimated Closing Merger Consideration as set forth in the definition of Estimated Closing Merger Consideration. For purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Final Merger Consideration minus (B) the Estimated Closing Merger Consideration;

(ii)             If the Net Adjustment Amount is positive, the Estimated Closing Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall pay the Net Adjustment Amount in cash to the Payments Administrator for delivery to the Company Securityholders in accordance with the Distribution Schedule and the Buyer shall release the Purchase Price Adjustment Holdback Amount to the Payments Administrator for delivery to the Company Securityholders in accordance with the Distribution Schedule.

(iii)            If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Closing Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall be entitled to retain from the Purchase Price Adjustment Holdback Amount, an amount equal to the Net Adjustment Amount. If the Purchase Price Adjustment Holdback Amount exceeds the Net Adjustment Amount (such excess, the “Excess”), the Buyer shall deliver to the Payments Administrator for delivery to the Company Securityholders in accordance with the Distribution Schedule, an amount equal to the Excess in cash. If the Purchase Price Adjustment Holdback Amount is less than the Net Adjustment Amount (such difference, the “Shortfall”), (1) the Buyer and the Stockholder Representative shall cause the Escrow Agent to pay to the Buyer the amount of the Shortfall from the Escrow Account (it being understood that (y) the Company Securityholders shall be severally liable for any failure of the Escrow Agent to make such payment and (z) only twenty percent (20%) of the Escrow Amount in the Escrow Account may be used for the payment of the Shortfall), (2) if twenty percent (20%) of the Escrow Amount in the Escrow Account is insufficient to pay the remaining portion of the Shortfall owed to the Buyer, the Company Securityholders shall pay to the Buyer the remaining amount of the Shortfall, and (3) in addition to having the right to seek payment from the Escrow Account and/or Company Securityholders as stated above, the Buyer may (in its sole discretion) receive payment of the Shortfall pursuant to an offset under Section 7.7; and

(iv)            If the Net Adjustment Amount is zero, then the Buyer shall release the Purchase Price Adjustment Holdback Amount to the Payments Administrator for delivery to the Company Securityholders in accordance with the Distribution Schedule.

(i)            Amounts to be paid pursuant to Section 2.13(h) shall not bear interest from the Closing Date to the date of such payment. Payments in respect of Section 2.13(h) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.13 by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by the party entitled to such payment at least three (3) Business Days prior to such payment date. With regard to any payments to be made to the Company Securityholders, the Stockholder Representative and the Buyer shall promptly provide a written instruction to the Payments Administrator to distribute such amount to the Company Securityholders in accordance with the Distribution Schedule; provided, however, with respect to any portion thereof payable to Optionholders (inclusive of the applicable Option Withholding Amount), such amount shall be paid to the applicable payroll processor for further distribution to such Optionholders and applicable Tax authorities.

2.14          Earnout Merger Consideration.

(a)            On or before forty-five (45) days following the end of the Measurement Time, the Buyer shall prepare and deliver to the Stockholder Representative a statement (the “Initial Earnout Statement”) setting forth the Buyer’s initial determination of the Earnout Amount (the “Initial Earnout Amount”). The Stockholder Representative shall have thirty (30) days after delivery of the Initial Earnout Statement in which to notify the Buyer in writing of its acceptance of the Initial Earnout Statement, including the Initial Earnout Amount or any objection thereto (the “Initial Earnout Notice of Objection”). The Stockholder Representative and its accountants shall have the right during such thirty (30) day period to review all books and records of the Buyer and the Surviving Entity related to the Initial Earnout Statement and the Initial Earnout Amount; provided, however, that (i) the Stockholder Representative and such accountants must sign a customary confidentiality agreement in advance reasonably acceptable to both the Buyer and the Stockholder Representative and (ii) the Buyer, the Surviving Entity and their Affiliates shall be entitled to redact any such books and records to the extent unrelated to the determination of the Initial Earnout Amount. If the Stockholder Representative accepts the Initial Earnout Statement (including the Initial Earnout Amount) or does not submit an Initial Earnout Notice of Objection to the Buyer during such thirty (30) day period, then the Initial Earnout Amount as set forth in the Initial Earnout Statement shall be final hereunder and binding upon the parties hereto. If the Stockholder Representative submits an Initial Earnout Notice of Objection during such thirty (30) day period and within twenty (20) days after receipt thereof the Buyer does not object to the adjustment requested thereby, then an appropriate adjustment shall be made to the Initial Earnout Amount. If the Buyer objects within such twenty (20) day period, the disputed items shall be submitted for review and final determination by the Independent Accounting Firm in accordance with the procedures set forth in Section 2.13(e), which shall be applied mutatis mutandis. The Earnout Amount shall be the Initial Earnout Amount as finally determined pursuant to this Section 2.14(a) (including the application of Section 2.13(e), if necessary) and shall be determined and payable in accordance with the remaining provisions of this Section 2.14(a). The “Earnout Amount” means an amount equal to: (1) the product of (A) three and one-half (3.5) multiplied by (B) Ending Annual Recurring Revenue, minus (2) $13,718,058.00. Notwithstanding the foregoing or anything to the contrary in this Agreement: (x) in no event shall the Earnout Amount be less than $1,070,982.00 (and such minimum amount shall not accrue interest and no interest shall be paid even if interest is imputed for Tax purposes); and (y) for the avoidance of doubt, in the event that the calculation of the Earnout Amount pursuant to the immediately preceding sentence results in a negative number, zero dollars ($0.00) or a number less than $1,070,982.00, then the final, conclusive and binding Earnout Amount shall be $1,070,982.00. The term “Annual Recurring Revenue” means, as of a given time, the annual value of revenue contracted as of such time pursuant to written subscription agreements that are as of such time in effect (i.e., such written subscription agreements have not been terminated) by and between the Buyer and/or the Surviving Entity, on one hand, and the counterparty thereto, on the other hand, that provides for the license by the Buyer and/or Surviving Entity to such counterparty of the Company’s existing software, data or service products as of the date hereof, including the cross-sell component of revenue to the extent derived from upgrades to the Company’s currently existing software, data or service products as of the date hereof that is received from the Buyer’s and its Affiliates’ customers; provided, however, that such written agreements either contain (y) a minimum, non-cancelable one-year term or, (z) a cancelable month-to-month term (the “Short-Term Subscriptions”), but in each case shall exclude, for purposes of clarification, any revenue from one-time implementation and training fees (it being understood that any recurring training fees that are not one-time in nature will be included in Annual Recurring Revenue), custom development work, any “pass through” items or other similar fees or costs (including any Taxes), consulting fees, commissions, reseller fees and any other fees that are one-time in nature; provided, further, that for purposes of the calculating Annual Recurring Revenue, all Short-Term Subscriptions will be annualized as if such Short-Term Subscriptions were entered into for a non-cancelable one-year period and then discounted by the Applicable ARR Discount Percentage. The term “Ending Annual Recurring Revenue” means the value of the Annual Recurring Revenue calculated as of 11:59 p.m. Eastern Time on the date that is eighteen (18) months following the Closing Date (the “Measurement Time”) and that, for all invoices issued prior to the end of the Measurement Time, is either (i) collected by the Buyer (or any Affiliate thereof, including the Surviving Entity after the Closing) before the First Earnout Payment Date, or (ii) relates to a customer that is a business (rather than a consumer) and that is subject to a binding Contract with the Company, the Surviving Entity and/or the Buyer to pay the invoiced amounts. For illustrative purposes only, Exhibit 2.14(a) sets forth example calculations of the Earnout Amount based on certain assumptions set forth therein. Each of the Buyer and the Surviving Entity will not, and will not direct its Representatives to, take any action in bad faith or omit in bad faith to do any act that has the principal purpose of manipulating the calculation of the Earnout Amount to avoid or reduce the amount owed to the Company Securityholders.

(b)            Following the final determination of the Earnout Amount under Section 2.14(a), and in all cases, subject to the Buyer’s setoff rights in Section 7.7, the Buyer shall pay the Payments Administrator (for further delivery to the Company Securityholders) the resulting Earnout Amount (if any) in eight (8) equal installments over the following eight (8) quarters commencing on the first Business Day of the month immediately following the month in which the Earnout Amount is finally determined (the “First Earnout Payment Date”) and thereafter on the first Business Day of the seven (7) quarterly periods subsequent thereto (each such subsequent installment date, a “Subsequent Earnout Payment Date” and, collectively with the First Earnout Payment Date, the “Earnout Payment Dates”), with fifty percent (50%) of each installment payable in cash (subject to the Cash Limitation), by wire transfer of immediately available funds to such bank account or accounts of the Company Securityholder as shall be designated in writing by the Stockholder Representative, and fifty percent (50%) of each installment shall be payable in a number of shares of Buyer Common Stock (subject to the Stock Limitation) determined by dividing (x) the product of the Earnout Amount, multiplied by 0.5, by (y) the Buyer Stock Price, and if any such payment date is not a Business Day, then such payment shall be made on the next Business Day thereafter. Notwithstanding the foregoing, in no event shall the number of shares of Buyer Common Stock to be issued as part of the Earnout Amount exceed the number of shares of Buyer Common Stock issued at the Effective Time (the “Stock Limitation”). In the event the Stock Limitation is met, no additional Buyer Common Stock shall be issued as part of the Earnout Amount, and any portion of the Earnout Amount that otherwise would have been payable in the form of Buyer Common Stock shall be payable in cash in an amount equal to the value of the Buyer Common Stock that would have been issued if not for the Stock Limitation, subject in all events to the Cash Limitation. Notwithstanding anything in this Agreement to the contrary, once the Stock Limitation and Cash Limitation have both been met, any further payments of the Earnout Amount shall be payable fifty percent (50%) in the form of cash and fifty percent (50%) in the form of Buyer Common Stock. For illustrative purposes only, if the Earnout Amount is finally determined on April 1, 2025, the First Earnout Payment Date will be May 1, 2025 and the next Subsequent Earnout Payment Date will be August 1, 2025. The Buyer and the Stockholder Representative shall promptly provide a joint written instruction to the Payments Administrator to distribute such Earnout Amount to the Stockholders and the Optionholders in accordance with the Distribution Schedule; provided, however, with respect to any cash portion thereof payable to Optionholders (inclusive of the applicable Option Withholding Amount), such payment shall be made to the applicable payroll processor for further distribution to such Optionholders and applicable Tax authorities.

(c)            At all times following the Closing, the Buyer and the Surviving Entity shall have sole discretion with respect to all matters related to the operation of the businesses of Buyer, the Surviving Entity and their respective Affiliates. However, during the Measurement Time, the Buyer shall make reasonable efforts to consult Josh Nicholson (so long as Josh Nicholson is employed by the Company and/or one or more of its Affiliates) before (i) hiring or terminating any personnel of the Company’s historical business as continued by the Surviving Entity (the “Business”), or (ii) launching, terminating or materially altering product development or marketing initiatives directly related to the Business (with, in each case of subsections (i) and (ii), the Buyer retaining sole discretion over such decisions).

(d)            Notwithstanding anything in this Agreement to the contrary, except for a transfer to an Affiliate of such Stockholder or Optionholder for no consideration and for bona fide estate planning purposes with the prior written consent of the Buyer, no Stockholder or Optionholder shall have any right to sell, assign, gift, transfer, pledge, encumber, or otherwise convey such Stockholder’s or Optionholder’s right to receive any portion of the Earnout Amount under this Agreement.

2.15          Certain Limitations.

(a)            Notwithstanding anything to the contrary in this Article II, the aggregate number of shares of Buyer Common Stock that the Buyer may issue in connection with the Mixed Consideration and the Earnout Amount shall not exceed 19.99% of the total number of issued and outstanding shares of Buyer Common Stock at the Closing Date (the “Buyer Share Cap”).  To the extent that the number of shares of Buyer Common Stock issuable in connection with the Mixed Consideration would exceed the Buyer Share Cap, the Buyer shall issue a number of shares of Buyer Common Stock equal to the Buyer Share Cap to the recipients of the Mixed Consideration on a pro rata basis, and shall pay the balance of the Mixed Consideration in cash.  To the extent that the number of shares of Buyer Common Stock issuable on an Earnout Payment Date, together with the number of shares of Buyer Common Stock issued by the Buyer in connection with the Mixed Consideration and any previous Earnout Payment Date, shall exceed the Buyer Share Cap, the Buyer shall issue a number of shares of Buyer Common Stock equal to the number thereof remaining under the Buyer Share Cap on a pro rata basis to the recipients entitled to payment on such Earnout Payment Date, and shall pay the balance of the amount payable on such Earnout Payment Date, and the amounts payable on any subsequent Earnout Payment Date, in cash.

(b)           Subject to Section 2.15(a) and the Stock Limitation, the amount of Buyer Common Stock payable pursuant to this Agreement shall be increased and the amount of cash shall be decreased in an equal amount of value (determined using the Buyer Stock Price) as necessary to cause the value of the Buyer Common Stock to equal at least forty percent (40%), and the amount of cash and consideration other than the Buyer Common Stock to not exceed sixty percent (60%) (the “Cash Limitation”) of the value of the Merger Consideration (determined using valuation methodology applicable under the Code) or otherwise required to allow the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16          Stockholder Representative.

(a)            By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Company Securityholder shall be deemed to have approved Shareholder Representative Services LLC as the Stockholder Representative as of the Closing for all purposes in connection with this Agreement and any related agreements. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Company Securityholders, and no Company Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Buyer, Merger Sub and the Surviving Entity shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Company Securityholders, and the Buyer, Merger Sub and the Surviving Entity are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b)            The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its fraud, gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission, acting in good faith, pursuant to the advice of counsel. The Company Securityholders shall indemnify the Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, gross negligence or willful misconduct of the Stockholder Representative the Stockholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the Stockholder Representative Expense Amount and (ii) any other funds that become payable to the Company Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Securityholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c)            Upon the Closing, the Company will wire the Stockholder Representative Expense Amount to the Stockholder Representative, which will be used for any expenses incurred by the Stockholder Representative. The Company Securityholders will not receive any interest or earnings on the Stockholder Representative Expense Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Stockholder Representative Expense Amount to the Payments Administrator for further distribution to the Company Securityholders. For tax purposes, the Stockholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

(d)            The Stockholder Representative may resign at any time and may be removed for any reason or no reason by the vote or written consent of the Stockholders holding a majority of the aggregate Applicable Share Number immediately prior to the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders within ten (10) days. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Buyer and the Surviving Entity, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Buyer and the Surviving Entity.

(e)            The approval of this Agreement by the Company Stockholder Approval, with respect to the Stockholders, and by accepting the consideration payable to them hereunder, with respect to the Optionholders, shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Company Securityholders.

2.17          Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer, Merger Sub, the Company and the Payments Administrator shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any provision of any other Law relative to Taxes with respect to the making of such payment under applicable Law; provided, however, that the Person intending to deduct or withhold shall use commercially reasonable efforts to notify each affected Stockholder of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least five (5) Business Days prior to the due date for any relevant payment, other than required withholdings in respect of In-the-Money Options or other compensatory payments for income, employment and similar Taxes, and the Person intending to withhold with respect to such payments shall provide reasonable details regarding the provisions of Law that requires such deduction or withholding, and such Person shall work in good faith to minimize such deduction or withholding. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III
Representations and Warranties of the Company

The Company hereby warrants and represents to the Buyer and Merger Sub that, except as set forth in the Disclosure Schedule attached hereto, the following statements are true and correct as of the date hereof and as of the Closing Date:

3.1            Organizational Matters. The Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease or license its properties and assets as and where currently owned, leased or licensed and to carry on all business activities currently conducted by it. The Company is duly qualified to do business and is in good standing (or the equivalent thereof, if applicable) in each jurisdiction in which the nature of its business or the ownership, leasing or licensing of its assets makes such qualification necessary except where the lack of such qualification would not materially and adversely affect the Company. Schedule 3.1 sets forth all jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. The Company has made available to the Buyer true, correct and complete copies of the Organizational Documents of the Company.

3.2            Authority and Enforceability.

(a)            The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document to which the Company is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(b)            The Board of Directors of the Company, in an action taken by unanimous written consent on November 17, 2023, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger upon the terms and subject to the conditions set forth herein and approved the execution by the Company of this Agreement, and (iii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger. The Company Stockholder Approval was duly and validly obtained pursuant to the Organizational Documents of the Company and DGCL on the date set forth in such Company Stockholder Approval.

3.3            No Conflict. Neither the execution and delivery of this Agreement by the Company or any Ancillary Document to which the Company is a party, nor the consummation or performance of any of the transactions contemplated hereunder or thereunder, will: (a) result in a violation of or default under, any provision of the Organizational Documents of the Company; (b) result in a violation or default under any Law, Order or Governmental Authorization to which the Company or any of its assets or properties are subject; (c) except as set forth on Schedule 3.3(c), result in a default under, or give any Person the right to exercise any material remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract; or (d) result in the imposition or creation of any Lien upon or with respect to any of the assets owned, leased or licensed by the Company other than Permitted Liens. No action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except no representation is made with respect to any action, consent, approval, order or authorization of, registration, declaration or filing with, any Governmental Authority required as a result of the Buyer’s operations or matters specific to the Buyer.

3.4            Capitalization and Transfer Restrictions.

(a)            Schedule 3.4(a) includes a true, correct and complete capitalization table of the Company showing all of the issued and outstanding Capital Stock of the Company (collectively, the “Subject Securities”) including (i) all Preferred Shares and Common Shares and the record owner thereof, and (ii) all options outstanding under the Equity Incentive Plan and the record owner thereof (the “Options”). All of the Subject Securities were duly authorized, validly issued and are fully paid and non-assessable. None of the Subject Securities were issued in violation of the Organizational Documents of the Company, any Law, any Order or any Contract or in violation of the preemptive rights of any Person. Except as set forth on Schedule 3.4(a), there are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other Contracts or commitments of any kind pursuant to which the Company is or may become obligated to issue or sell any Capital Stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(b)            Except as set forth on Schedule 3.4(b), there are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of the Company (other than customary repurchases of Capital Stock prior to the date of this Agreement in connection with the cessation of services to the Company), (ii) vote or dispose of any Capital Stock of the Company, or (iii) provide funds to, purchase Capital Stock in, or make any investment in, any other Person. No Person has any right of first offer, right of first refusal, or preemptive right in connection with any offer, sale or issuance of any Capital Stock of the Company. Except as set forth on Schedule 3.4(b), there are no voting trust agreements, powers of attorney, shareholder agreements, operating agreements, proxies or any other Contracts to which the Company is a party or by which the Company is bound relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition of any of the Capital Stock of the Company (including the Subject Securities) or otherwise granting any Person any right in respect of the Capital Stock of the Company (including the Subject Securities) and there are no existing restrictions on the transfer of the Capital Stock of the Company (including the Subject Securities) other than restrictions imposed by applicable securities Laws. The Company has not declared any dividends or distributions on any Capital Stock of the Company that is payable on or after the date hereof.

3.5            Subsidiaries. The Company does not own, and the Company has never owned, directly or indirectly, the Capital Stock of any Person (whether or not such Person is disregarded for Tax purposes). The Company does not have any right to acquire, directly or indirectly, any outstanding Capital Stock of any Person.

3.6            Financial Statements; Undisclosed Liabilities.

(a)            The Financial Statements and the Interim Financial Statements (i) present fairly, in all material respects, the financial position of Company as of the dates designated therein and the results of operations and cash flows for the periods designated therein; and (ii) were prepared in accordance with GAAP subject, in the case of the Interim Financial Statements, to normal recurring year-end audit adjustments and the omission of footnote disclosures.

(b)            The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls and procedures sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization and as necessary to permit preparation of financial statements in accordance with GAAP.

(c)            The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected, reserved or provided for against in the Interim Financial Statements as of the Interim Financial Statement Date; (b) those which have been incurred in the ordinary course of business since the Interim Financial Statement Date, none of which, individually or in the aggregate, is material in amount and none of which constitutes a material violation of Law or a material breach of a Contract, indemnification claim, breach of warranty, tort, infringement, environmental matter, claim or lawsuit; and (c) liabilities under the executory portion of any Contract by which the Company is bound and which was entered into in the ordinary course of the Company’s business (excluding any liabilities relating to a breach or default of any such Contract).

3.7            Assets. The Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it in connection with the conduct of its business, free and clear of any Liens, except for Permitted Liens. The Company’s assets constitute all of the assets, rights, franchises and the properties that are necessary to permit the Buyer to operate the business conducted by the Company from and after the Closing Date in substantially the same manner and to the same extent as the business of the Company is currently conducted by the Company. All personal property used by the Company which are owned by third parties and leased, licensed or otherwise made available to the Company are identified on Schedule 3.7. All of the tangible personal property owned or used by the Company is (a) in good operating condition, working order and repair (ordinary wear and tear excepted), (b) maintained in accordance in all material respects with sound maintenance practices, and (c) adequate in all material respects for the uses for which it is currently being used. None of the tangible personal property owned or used by the Company is in need of maintenance, repairs or replacement, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.8            Insurance. Schedule 3.8 sets forth a true, correct and complete list and description of all policies of insurance in effect carried by or insuring the Company (collectively, the “Insurance Policies”). The Company has made available to the Buyer, true, correct and complete copies of each Insurance Policy. All Insurance Policies provide insurance coverage with respect to the Company and its assets, properties and liabilities of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. The Company has not received any notice of cancellation or termination with respect to any Insurance Policy, and to the Company’s Knowledge, no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date. The Company has duly and timely made all claims that it has been entitled to make under each Insurance Policy. There is no claim by the Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Company’s Knowledge, there is no basis for denial of any pending claim under any Insurance Policy. The Company has not received any notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy. The Insurance Policies are sufficient for compliance by the Company with the requirements of all Contracts to which the Company is a party. For the last five (5) years, all insurance policies maintained by, or for the benefit of, the Company have been “occurrence” policies and not “claims made” policies. To the Company’s Knowledge, none of the insurance carriers providing coverage under the Insurance Policies has declared bankruptcy or provided notice of insolvency to the Company.

3.9            Taxes.

(a)            The Company has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority in accordance with applicable Law prior to the Closing and all such Tax Returns were true, correct and complete in all material respects. The entire amount of Taxes payable by the Company, whether or not shown as due on such Tax Returns, has been fully and timely paid or taken into account in the calculation of Net Working Capital. At all times prior to the Closing, the Company has complied with all applicable Tax Laws.

(b)            The Company has not received from the IRS or any other applicable Tax authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any written objection to any Tax Return filed by the Company within the prior five (5) years. There are no ongoing or pending audits, inquiries or investigations of the Company by any Governmental Authority with respect to Taxes, and the Company has not received any written notice from any Governmental Authority that it intends to conduct any such audit, inquiry or investigation. No jurisdiction in which the Company has not filed a specific Tax Return has asserted that the Company is required to file such Tax Return in such jurisdiction.

(c)           The Company has duly withheld and paid all Taxes to the appropriate taxing authority that the Company is required to withhold and pay, including, all amounts in connection with amounts paid or owing to any employee, independent contractor, agent, consultant, creditor, member, equity holder, director, manager, officer or other third party of the Company and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The transactions contemplated herein are not subject to Tax withholding, including withholding pursuant to Code Section 3406.

(d)           The Company has made available to the Buyer true, correct and complete copies of all Tax Returns, examination and audit reports, proposed and final assessments and statements of deficiencies assessed against or agreed to by the Company since January 1, 2017.

(e)           The Company is not currently the beneficiary of any extension of time to file any Tax Return (other than extensions arising solely as a result of automatic extensions of filing deadlines) or any extension of time to make any payment of Tax. The Company has not executed or filed any agreement or waiver extending the period for assessment or collection of Taxes with any Governmental Authority.

(f)            There are no Liens for Tax upon the assets of the Company except for Permitted Liens.

(g)           The Company is not currently, and has never been, a party to or bound by any Tax indemnity agreement, Tax allocation agreement, Tax sharing agreement or other similar Contract with any Person (each, a “Tax Sharing Agreement”) and has no current or potential obligation by Contract or operation of Law to indemnify any other Person with respect to Taxes.

(h)           The Company has not received any written ruling of a Governmental Authority relating to Taxes, or has executed any Contract with a Governmental Authority relating to Taxes. The Company does not have outstanding a written request for a private letter ruling, a written request for administrative relief, a written request for technical advice, a written request for a change of any method of accounting, or other written request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(i)            The Company is not a partner in a partnership (or an equity holder in any entity treated as a partnership for federal, state or foreign income Tax purposes).

(j)            Neither the Buyer nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) use of any incorrect method of accounting for a Tax period (or portion thereof) ending prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) forgiveness of any Paycheck Protection Program loan under Section 1102 of the CARES Act.

(k)           The Company has not engaged in any reportable transactions as defined in Treasury Regulation Section 1.6011-4(b) and has not engaged in, or been a party to, a scheme or arrangement where the main purpose, or one of the main purposes, was the avoidance of, or a reduction in a liability, to a Tax. The Company has not been involved in any transactions or series of transactions which, or any part of which, may be disregarded or reconstructed for any Tax purposes by reason of any motive to avoid, reduce or delay a possible liability to Tax. The Company has not taken any position that is subject to penalties under the provisions of federal, foreign, state or local Tax Law, including Section 6662 of the Code.

(l)            The Company has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes with respect to sales made or services provided and, for all sales or provision of services that are exempt from sales, use, value added, ad valorem, personal property and similar Taxes and that were made without charging or remitting sales, use, value added, ad valorem, personal property or similar Taxes, and the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(m)          The Company is in compliance with the terms and conditions of any applicable Tax exemptions or Tax agreements to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(n)           The Company has never constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 or 361 of the Code.

(o)           The Company has never been a member of any affiliated, consolidated, combined, unitary or similar Tax group other than any group in which the Company is the parent. The Company has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(p)           None of the Stockholders is a foreign person within the meaning of Section 1445 of the Code.

(q)           The Company has retained, for all applicable statute of limitations periods, sufficient records, information and related documentation to support the applied treatment of all events for Tax purposes, and all such records, information and related documentation are available to be accessed and reviewed as required by applicable Law in order to enable calculation, presentation or the verification of any Taxes.

(r)            The Company (i) has not deferred payment of any “applicable employment taxes” pursuant to Section 2302 of the CARES Act, (ii) has not claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (iii) since January 1, 2020, had employees working remotely from a state or other jurisdiction other than their regular work location.

(s)           There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law) except for the rules of general application provided in Section 172 of the Code.

(t)            The Company would not be required to pay any Taxes for any period (or any portion thereof) ending after the Closing Date pursuant to inclusion (i) under Code Section 965 (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law), including by reason of an election under Code Section 965(h), (ii) as “subpart F income” (as defined in Code Section 952(a)), (iii) as amounts required to be included in gross income of the Company pursuant to Section 951A of the Code if the taxable year of the Company were deemed to end on the date after the Closing Date, or (iv) as amounts determined under Section 956 of the Code arising or generated during any Tax period (or portion thereof) ending on or prior to the Closing Date.

(u)           The Company is not subject to Tax, has (or has had) a permanent establishment within the meaning of an applicable Tax treaty, or otherwise has (or has had) an office or fixed place of business, in a country other than the country in which it is organized.

(v)           The Company is not, and has not been, a U.S. real property holding corporation under Code Section 897(c)(2) during any of the previous five (5) years.

(w)          The Company has never filed an election to be taxed as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for federal income or any applicable state and local Tax purposes.

(x)           All Taxes of the Company attributable to periods preceding or ending with the date of the Interim Financial Statements have been paid to the appropriate Governmental Authority or have been included in a liability accrual for the specific Taxes on the Interim Financial Statements. The provision made for such Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Interim Financial Statements is sufficient for the payment of all such Taxes of the Company on the date of the Interim Financial Statements and for all years and periods prior thereto, and such provision is sufficient as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Company in filing its Tax Returns. Since the date of the Interim Financial Statements, the Company has not incurred any such Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

(y)           Neither the Company nor any of its Affiliates have taken, expect to take, or have agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(z)           All transactions between the Company and any Affiliate have been and are on arm’s-length terms and no adjustment to such transactions have been proposed by any Tax authority. The Company is not, nor has been, a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has complied with all applicable transfer pricing rules and has timely prepared all transfer pricing documentation as required by applicable Law.

3.10          Conduct of Business. Since April 1, 2023, the Company has conducted its business in the ordinary course of business consistent with past custom and practice and since April 1, 2023, the Company has not:

(a)           had any material adverse change in the conduct or financial condition of the Company, its business, liabilities or operations;

(b)           sold, assigned, leased, licensed, exchanged, transferred or otherwise disposed of any of its assets or property except in the ordinary course of business or mortgaged, pledged or subjected any of its assets to any Lien, except Permitted Liens;

(c)           suffered any extraordinary loss, damage, or interruption in use, of any material asset or property (whether or not covered by insurance);

(d)           made any change in accounting or Tax reporting methods, principles or policies (other than changes necessitated based upon changes in GAAP, generally);

(e)           increased the compensation payable or benefits provided to any employee, officer, director or independent contractor;

(f)            experienced any organization effort by or respecting of a labor union, association of employees, guild, shop committee, work council, collective bargaining group or other labor organization, demand for recognition by any such labor organization, application or petition for certification or demand or showing of interest by any employee respecting any such labor organization relating to or affecting the Company;

(g)           made any loans, advances, payments or distributions to its employees, officers or directors, except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable, documented, ordinary and necessary out-of-pocket business expenses;

(h)           issued or sold any Capital Stock or purchased, redeemed or otherwise acquired any shares of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock;

(i)            paid, declared or set aside any dividend or other distribution on its Capital Stock or purchased, exchanged or redeemed any of its Capital Stock;

(j)            made or granted any increase in, or amended or terminated, any existing Benefit Plan or adopted any new Benefit Plan;

(k)           amended the Organizational Documents of the Company;

(l)            made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $10,000 on the date hereof;

(m)           materially changed any of the Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, customer contract payments or invoicing, accrual of accounts receivable, inventory control, pricing and audit practices, prepayment of expenses, payment of trade accounts payable, deferral of revenue or acceptance of customer deposits; or

(n)           entered into any Contract to do any of the acts described above in this Section 3.10.

3.11          Material Contracts.

(a)            Schedule 3.11(a) contains a list (by applicable subsection) of the following outstanding Contracts to which the Company is a party:

(i)              Contracts under which the Company is or may be entitled to receive revenues of more than $10,000 in any calendar year, or under which the Company may become subject to any obligation to pay a liability of more than $10,000 in any calendar year;

(ii)             Contracts for the employment or engagement by the Company of any individual on a full time, part time, consulting, independent contractor or other basis providing annual compensation of $25,000 or more other than at-will arrangements without liability to the Company other than the payment for services rendered through the termination date and ordinary course employee benefits through such date;

(iii)            collective bargaining Contract with any unions, association of employees, guilds, shop committees, work councils, collective bargaining groups or other labor organizations;

(iv)            Contracts for the payment of severance benefits, retention bonuses, sale bonuses, change of control bonuses or similar payments to any officer, director, employee or consultant of the Company;

(v)             which constitutes a License listed or required to be listed on Schedule 3.19(b);

(vi)            Contracts which, individually or in the aggregate, require the Company to make capital expenditures or purchase capital assets in excess of $10,000;

(vii)           Contracts between the Company and any Stockholder (or Affiliate thereof);

(viii)          containing covenants that restrict the Company’s right to operate in any geographic region, engage in any business activity, compete with any other Person or to sell to or purchase from any other Person;

(ix)            Contracts restricting the right of any Person to compete with the Company;

(x)             Contracts involving a distributor, sales representative, distribution partner or broker arrangement that by its express terms is not terminable by the Company at will or by giving notice of thirty (30) calendar days or less without liability to the Company other than payment for services rendered through the termination date;

(xi)            which constitutes a Real Property Lease;

(xii)           Contracts relating to Indebtedness of the Company or a Guarantee by the Company, or which creates any Lien on any assets of the Company, other than Permitted Liens;

(xiii)          partnership agreements or joint venture agreements or other Contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with another Person(s);

(xiv)          Contracts granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire any right, asset or property of the Company or the Subject Securities;

(xv)           involving the acquisition by the Company of any business enterprise whether via stock or asset purchase or otherwise;

(xvi)          Contracts reaching a settlement, conciliation or similar agreement with any Person or Governmental Authority which, after the date hereof, will require payment of consideration to any Person or Governmental Authority or compliance by the Company with any covenants;

(xvii)         any stockholders agreement, registration rights agreement or any other Contract relating to or affecting the ownership of Capital Stock of the Company; and

(xviii)        any Contract entered into outside the ordinary course of business of the Company.

(b)            Each Contract described in Section 3.11(a), regardless of whether set forth on Schedule 3.11(a), shall be referred to herein as a “Material Contract” and collectively as, the “Material Contracts”. For the avoidance of doubt, multiple Contracts with the same third Person shall be aggregated for purposes of determining whether the thresholds set forth in this Section 3.11(a) have been satisfied or met.

(c)            Each Material Contract is legal, valid, binding, enforceable and in full force and effect against the Company and the other parties thereto. Neither the Company nor, to the Company’s Knowledge, any other Person who is a party to any Material Contract, is in breach or default in any material respect under any Material Contract (with or without the lapse of time, or the giving of notice, or both). The Company has made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto (or a written description of the material terms of any Material Contract that is not written). There is no pending dispute with any Person under any Material Contract. The Company has not sent or received any notice of breach, termination, cure, non-renewal, or modification with respect to any Material Contract that is not currently resolved.

(d)            Schedule 3.11(d) contains a true, correct and complete copy of each of the Company’s standard template customer agreements for the sale of Products/Services by the Company, and except as expressly set forth on Schedule 3.11(d), the Company is not party to any Contract for the sale of Products/Services by the Company, which such of Products/Services have not been delivered or performed by the Company and that contain any material deviation from the terms and conditions set forth in the Company’s standard template customer agreements. Except as set forth on Schedule 3.11(d), the Company has a written Contract with each customer of the Company that involves, or relates to, the sale of Products/Services by the Company to such customer.

3.12          Governmental Authorizations. The Company has all Governmental Authorizations required by all Laws applicable to the Company in the operation of its business. The Governmental Authorizations issued to the Company are in full force and effect and the Company is in compliance in all material respects with such Governmental Authorizations. The Company has not, in the last five (5) years, received any notice from a Governmental Authority that the Company is not in compliance with any Governmental Authorizations.

3.13          Benefit Plans.

(a)            Schedule 3.13(a) lists each Benefit Plan. The Company does not have any legally binding commitment to create any additional Benefit Plan, to modify or change any existing Benefit Plan or to terminate any existing Benefit Plan that would affect any current or former employee of the Company except to the extent necessary to satisfy an applicable Law.

(b)            Each Benefit Plan (and each related trust or fund) has at all times complied, in form and operation, with its terms and all applicable Laws including ERISA and the Code and the regulations thereunder.

(c)            Each Benefit Plan intended to qualify under section 401(a) of the Code has at all times met all requirements for qualification under section 401(a) of the Code and the regulations thereunder. A favorable determination as to the qualification under the Code of each of the Benefit Plans intended to qualify under section 401(a) of the Code has been made by the IRS and no event has occurred since the date of such determination that could adversely affect any such Benefit Plan’s qualification under section 401(a) of the Code.

(d)            With respect to each Benefit Plan, to the extent applicable, the Company has made available to the Buyer true and complete copies of (i) such Benefit Plan (including all amendments thereto), (ii) all current trust agreements, insurance contracts or any other funding instruments, (iii) the summary plan description (including all summaries of material modifications), (iv) the most recent actuarial report, (v) the three most recent annual reports (Form 5500 series), including all schedules, (vi) the three most recent financial statements, (vii) the three most recent nondiscrimination testing and Code limit compliance reports, (viii) copies of all IRS determination and/or opinion letters in the case of all Benefit Plans intended to qualify under Section 401(a) of the Code, (ix) all service, investment, administrative or other agreements or Contracts, (x) any filings (and related Governmental Authority approvals) under any amnesty, voluntary compliance, or similar program sponsored by any Governmental Authority, and (xi) any correspondence from the last six (6) years with a Governmental Authority related to potential noncompliance with Law. The Company has provided Buyer with copies of all IRS Forms 1094-C that have been filed with respect to the Company.

(e)            There are no Proceedings pending or threatened in writing with respect to any Benefit Plan or any fiduciary or assets thereof. Neither the Company nor any current or former employee, officer or director thereof who is or was a fiduciary of a Pension Plan or Welfare Plan nor, to the Company’s Knowledge, any other fiduciary of a Pension Plan or Welfare Plan, has violated the requirements of Section 404 of ERISA. No Benefit Plan is currently under audit or review by any applicable Governmental Authority.

(f)             There have been no non-exempt prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to any Benefit Plan.

(g)            The Company and each ERISA Affiliate have made all required contributions (including employee contributions and loan repayments) or payments and paid in full all required insurance premiums and other required payments with regard to the Benefit Plans for policy or plan years or other applicable periods ending on or before the Closing Date to the extent due or owing on or before the Closing Date and all liabilities of the Company which have been incurred but will not be due and owing as of the Closing Date will be reflected in the Final Closing Statement.

(h)            Neither the Company nor any ERISA Affiliate or Benefit Plan has incurred any liability under or with respect to sections 4971 through 4980H, 6055 or 6056 of the Code.

(i)             Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to, or could have any liability with respect to, any (i) plan or arrangement which is or was a Multiemployer Plan or any plan or arrangement which is or was subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, sections 412 or 413 of the Code or any similar applicable Law, or (ii) a multiple employer welfare arrangement described in Section 3(40) of ERISA.

(j)             Neither the Company nor any ERISA Affiliate maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Welfare Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent) of the Company or an ERISA Affiliate, except as required to avoid an excise tax under Section 4980B of the Code or as may be required pursuant to any other applicable Law.

(k)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any current or former employee or officer or other individual service provider of the Company to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Benefit Plan; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Benefit Plan; (iii) trigger any obligation to fund any Benefit Plan; or (iv) result in any Benefit Plan or any other Contract to which the Company is a party providing for the payment of any amount which would not be deductible by reason of Section 280G of the Code. The Company has no obligation, under a Benefit Plan or otherwise, to provide for a gross-up on any Taxes which may be imposed under Section 4999 of the Code.

(l)             Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has at all times been in documentary and operational compliance with Section 409A of the Code and all applicable guidance promulgated thereunder. The Company has no obligation, under a Benefit Plan or otherwise, to provide for a gross-up on any Taxes which may be imposed under Section 409A of the Code. All Options granted under the Equity Incentive Plan have been granted in compliance with the terms of applicable Law and the Equity Incentive Plan at a per share exercise price at least equal to the fair market value of a share of Common Stock as of the date the Option was granted (determined in accordance with applicable Law, including Section 409A of the Code).

3.14          Employees. With respect to the employees of the Company:

(a)            There is not presently pending or, to the Company’s Knowledge, threatened any: (i) strike, slowdown, picketing, work stoppage or employee grievance process; (ii) union organizational activity or other labor or employment dispute against or affecting the Company and ongoing activities related thereto; or (iii) application for certification of a collective bargaining agent.

(b)            Schedule 3.14(b) of the Disclosure Schedule contains a true, correct and complete list of all employees of the Company as of the date hereof, together with their respective base salaries, positions, date of hire, job title, work location, full or part time status, and exempt/non-exempt status. Schedule 3.14(b) also sets forth a true, correct and complete list of all independent contractors and consultants of the Company, as of the date hereof, who may be entitled to renumeration in excess of $25,000 per year and the services provided by each such Person, their rate of remuneration, work location, and date of commencement of services.

(c)            Schedule 3.14(c) of the Disclosure Schedule sets forth a true and complete list of any and all employment, non-compete, non-solicitation, change in control, severance, termination and other similar Contracts of the Company other than at-will employment arrangements under which the Company has an obligation upon termination of employment other than payment for services rendered through the termination date in the ordinary course and employee benefits offered generally to all employees through such date. Except as set forth in Schedule 3.14(c), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment becoming due from or under any Contract or Benefit Plan to any current or former director, officer, consultant or employee of the Company or result in an increase in the amount of compensation or benefits, or accelerate the vesting or timing of payment of any compensation, benefits or other payments to or in respect of any current or former employee, officer, director or any individual acting as an independent contractor of the Company or any increased or accelerated funding obligation with respect to any Benefit Plan.

(d)            The Company is, and for the last five (5) years has been, in compliance with all applicable Laws relating to the employment or engagement of labor, including provisions thereof relating to wages and hours, equal opportunity, collective bargaining or any collective agreement (whether in writing or otherwise), workplace safety, discrimination, harassment, civil rights, fair employment practices, pay equity and minimum pay requirements, holiday pay, overtime, workers’ compensation, immigration and the payment of social security and other Taxes.

(e)            All employees who perform services in the United States for the Company are either United States citizens or are legally authorized to work in the United States. Except as set forth on Schedule 3.14(e), the Company has on file a valid and complete Form I-9 for all individuals hired for employment in the United States. The Company has not been subject to any Proceeding by the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement Proceeding, and the Company has not received notice, written or oral, of any potential or actual violation of Law relating to immigration or Form I-9. The Company and, to the Knowledge of the Company, each employee of the Company is in compliance in all material respects with all applicable visa and work permit requirements, and all such visas or work permits will be valid as of immediately following the consummation of the transactions contemplated herein. All employees who perform services for the Company outside the United States are either citizens of the country where they perform services or are legally authorized to work in that country.

3.15          Proceedings; Orders. There is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Person for whose acts or default the Company may be contractually or vicariously liable or have an obligation to provide any form of indemnification or reimbursement. There is no Proceeding pending by the Company against any third party. To the Company’s Knowledge, there is no basis for any of the foregoing. The Company is not subject to any Order affecting the properties, assets, personnel or business activities of the Company. Set forth on Schedule 3.15 is a list of any settlements entered into by the Company with respect to any Proceeding or threatened Proceeding by or against the Company during the five (5) year period preceding the date hereof.

3.16          Grants. No grant, allowance, aid or subsidy has been applied for or received by the Company from any Governmental Authority.

3.17          Compliance with Laws. The Company is in compliance, and for the last five (5) years has been in compliance with all Laws. No written notice has been issued and no Proceeding is pending or, to the Company’s Knowledge, threatened against the Company with respect to any alleged violation by the Company of any Law. None of the Company or any manager, director, officer or employee, consultant, representative or agent of the Company or other Person acting on behalf of the Company has: (a) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful payments or made any bribe, rebate, payoff, influence payment or kickback relating to an act by any Governmental Authority or to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or any other Person; or (b) violated or engaged in any activity which would violate any provision of any Anti-Bribery Law. The Company has not disclosed to any Governmental Authority that it violated or may have violated any Anti-Bribery Law. No Governmental Authority is investigating, examining, or reviewing compliance by the Company with any applicable provisions of any Anti-Bribery Law.

3.18          Real Estate.

(a)            The Company does not own, nor has ever owned, any real property and has no obligation to acquire any real property.

(b)            Schedule 3.18(b) contains a true and complete list of all street addresses of the Leased Real Estate. The Leased Real Estate is in the condition required of such property during the term of the applicable Real Property Lease and upon the expiration thereof and no material repairs or alterations are required to be made upon termination of a Real Property Lease as a result of any existing condition of the Leased Real Estate thereunder. The Company is not a lessor, a sublessor or a grantor under any written or oral lease, sublease, consent, license or other Contract granting any other Person any right to the possession, use, occupancy or enjoyment of the Leased Real Estate under any Real Property Lease. There is no material defect in the improvements to any Leased Real Estate, the structural elements thereof, mechanical systems therein, utility systems serving such Leased Real Estate or the roofs thereof and such improvements and systems are, as a whole, in good operating condition and repair (ordinary wear and tear excepted) and adequate for the conduct of the business currently conducted by the Company. The Company’s possession and quiet enjoyment of the Leased Real Estate has not been disturbed, and there are no disputes or default with respect to any Real Property Lease. There are no notices, negotiations or proceedings pending in relation to rent reviews under any Real Property Lease nor is any rent liable at the date of this Agreement to be reviewed and time is not expressly or impliedly of the essence in respect of any steps to be taken in the Leased Real Estate conduct of rent reviews. The actual use of the Leased Real Estate is permitted by applicable Law.

(c)            The Leased Real Estate is used in a manner consistent with and permitted by applicable zoning ordinances and other Laws or regulations without special use approvals or Governmental Authorizations, and is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the business of the Company.

(d)            There are no condemnation proceedings pending or, to the Company’s Knowledge, threatened in writing with respect to any portion of the Leased Real Estate.

(e)            At all times since the Company has occupied the Leased Real Estate or any part or parts of it, the Company has not carried out any alterations at the Leased Real Estate property or at any of the buildings comprising all or part of the Leased Real Estate, except where consent has been obtained by the relevant landlord for such alterations.

(f)             Each parcel of Leased Real Estate has direct access to a public street adjoining the Leased Real Estate, and such access is not dependent on any real property interest that is not included in the Leased Real Estate. To the Company’s Knowledge, none of the improvements situated on the Leased Real Estate are dependent for its access, use, or operation on any real property interest that is not included in the Leased Real Property. To the Company’s Knowledge, all water, oil, gas, electrical, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Estate have been installed and are operational and sufficient for the operation of the business currently conducted by the Company thereon, and all hook-up fees or other similar fees or charges have been paid in full. To the Company’s Knowledge, no such utility service is dependent for its access, use or operation on any real property interest which is not included in the Leased Real Estate.

3.19          Intellectual Property and Data Security and Privacy.

(a)            Schedule 3.19(a) sets forth a complete and accurate list of the following Owned Intellectual Property: (i) all patents, including design patents and utility patents, all patent applications and applications relating to any inventions or designs; (ii) all registered trademarks, registered service marks and trademark and service mark applications and all material unregistered trademarks and service marks; (iii) all registered copyrights and copyright applications; (iv) all domain name registrations and social media accounts; and (v) all Software.

(b)            Schedule 3.19(b) lists: (i) all Out-Licenses, other than licenses made in the ordinary course of business using the Company’s standard template customer agreements or terms of use between the Company and users of its Products/Services that are published by the Company on its website; and (ii) all In-Licenses (excluding shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf or commercially available unmodified Software under which the Company may be obligated to pay fees (including support and maintenance fees) of more than $10,000 per annum following Closing, but not any third party Software that is embedded or otherwise integrated into the Software owned by the Company (the “Off the Shelf Software”)). All Licenses are valid and enforceable and neither the Company nor, to the Company’s Knowledge, any other Person which is a party thereto is in default or breach in any material respect of any License. The Company has not been granted or entered into any Contract to pay (and the Company does not pay) any royalties, license fees or other consideration for the right to use or license any Intellectual Property other than those identified on Schedule 3.19(b)(ii) and Off the Shelf Software.

(c)            Schedule 3.19(c) lists all Open Source Software that is included, incorporated or embedded in, linked to, combined or distributed with or otherwise used by the Company (whether in development, maintenance, operation, delivery or otherwise) in connection with any Owned Intellectual Property that constitutes Software. The Company has not incorporated any Open Source Software into the Products/Services in any manner that would (i) require the Company to contribute, license, attribute or disclose to any Person any proprietary software or source code of any Owned Intellectual Property to any downstream recipients at no cost, (ii) grant to any Person any licenses, rights or immunities under or with respect to any Owned Intellectual Property, or (iii) violate any applicable Open Source Software license.

(d)            The Company owns or has a valid and enforceable right (pursuant to a written In-License (i) set forth on Schedule 3.19(b)(ii) or (ii) for Off the Shelf Software), to use all Intellectual Property used in or necessary for the operation of its business as currently conducted by the Company (the “Company Intellectual Property”). The Company Intellectual Property shall be available for use by the Surviving Entity immediately after the Closing on identical terms and conditions to those under which the Company owned or used such Company Intellectual Property immediately prior to the Closing. The transactions contemplated by this Agreement do not conflict with, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of the Company’s right to own or use any Company Intellectual Property except such conflicts, defaults or failures to obtain consent which would not materially and adversely affect the Company. The Company does not have any Contract or other obligation requiring the Company to develop any new products or any features or functions for any existing products.

(e)            All right, title and interest to the Owned Intellectual Property is owned solely and exclusively by the Company free and clear of all Liens, except for Permitted Liens. All Owned Intellectual Property is valid, subsisting and enforceable and, to the Company’s Knowledge, there is no basis for invalidating, terminating, rendering unenforceable or challenging the Company Intellectual Property or use or exclusive ownership thereof. No grants, funding, facilities or personnel of any Governmental Authority or university, research institution or similar entity were used, directly or indirectly, to develop or create (in whole or in part) any Owned Intellectual Property.

(f)             There are, and for the last five (5) years there have been, no Proceedings and, to the Knowledge of the Company, there are no threats of Proceedings (including any offers to license), (i) by any Person relating to the use of any Company Intellectual Property or the Company’s conduct of its business or challenging the ownership, scope, use, validity, or enforceability of the Owned Intellectual Property or the Company’s right to use the other Company Intellectual Property, or (ii) asserted by the Company against any Person relating to any Intellectual Property. None of the Owned Intellectual Property is subject to any outstanding Order or Contract binding on the Company limiting the Company’s ability to use, exploit, assert or enforce any of the same or declaring any of it invalid, expired or abandoned. To the Company’s Knowledge, no Person uses any of the Owned Intellectual Property other than pursuant to the Out-Licenses set forth on Schedule 3.19(b)(ii) or for Off the Shelf Software. To the Company’s Knowledge, there have been no infringing, interfering, misappropriating, violating or otherwise conflicting uses by third parties of the Owned Intellectual Property.

(g)            Neither the Company nor the Owned Intellectual Property is interfering in, infringing upon, misappropriating, diluting, violating or otherwise in conflict with and has never interfered in, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property of any Person and the Company has not received any written charge, complaint, claim or notice (including any offer to license) alleging any such interference, infringement, misappropriation, dilution, violation or conflict. The Company has never requested or received any opinion of counsel related to the foregoing.

(h)            There are no material defects in any of the Software included in the Owned Intellectual Property that would prevent the same from performing substantially in accordance with specifications established by the Company. No source code for computer software owned by the Company is subject to an escrow or similar account in favor of a third Person. The Company has not taken, or omitted to take, any action such as would cause any source code for computer software owned by the Company to be made available or disclosed to any Person. The Company has in its possession machine-readable copies of all source code (and a commercially reasonable number of machine-readable back-ups thereof), for all Software included in the Owned Intellectual Property and information technology resources appropriate to permit the compilation and operation of the same and sufficient to permit the Company to conduct its business in the ordinary course.

(i)             The Company has adopted commercially reasonable practices in connection with the creation and development of the Owned Intellectual Property to protect the Company’s rights in and to such Owned Intellectual Property. All Persons who have contributed to, or participated in, the conception and development of any Work Product have done so pursuant to a valid and enforceable written agreement that protects the confidential information of the Company and assigns to the Company exclusive ownership of such Person’s contribution, development or conception of the Work Product.

(j)             The Company has taken all actions reasonably necessary to maintain and protect the proprietary nature of all Company Intellectual Property and the secrecy, confidentiality and value of trade secrets and other confidential information of the Company and any third-party to which the Company has an obligation of confidentiality. Each Person who has had access to trade secrets and other confidential information of the Company has entered into a written agreement with the Company pursuant to which such Person has agreed to maintain the confidentiality of, and not to use for any other purpose other than for the sole benefit of the Company, all such trade secrets and confidential information of the Company. To the Company’s Knowledge, no such Person is in violation of any such agreement.

(k)            The Company owns, leases, licenses or otherwise has the right to access and use (pursuant to a valid license) the Company Systems and such Company Systems operate and perform in all material respects as required in connection with the operation of the Company’s business as currently conducted. The Company has purchased a sufficient number of licenses (of any type or nature) for the Company Systems, as applicable, and maintains commercially reasonable backups, security, disaster recovery and business continuity plans, policies, procedures, measures and facilities. To the Company’s Knowledge, the Company Systems, Software included in the Owned Intellectual Property, and Products/Services do not contain any viruses, malware, worms, Trojan horses, vulnerabilities, bugs or other devices, errors, contaminants or effects that (i) disrupt or adversely effect the functionality of any Company Systems, Software included in the Owned Intellectual Property or Products/Services except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any Company Systems or any Company Data contained therein. The Company Systems have not suffered any material malfunction or failure that has caused a material disruption of the Company’s business in the last five (5) years.

(l)             To the extent any passwords are used in the conduct of the business of the Company internally, the Company will on the Closing Date deliver to the Buyer a true and complete written list of all such passwords, indicating for each such password any associated user identification and where and for what purpose such password is used.

(m)           The Company has taken commercially reasonable actions to protect the security, confidentiality and integrity of Company Systems and Company Data in the possession, custody or control of the Company against loss and against unauthorized access, use, modification, disclosure, breach or other misuse. The Company has adopted technical, physical and administrative security measures consistent with practices generally adopted in the industry in which the Company operates and applicable Law. The Company is in compliance with all applicable Data Privacy and Security Requirements in all material respects. Attached as Schedule 3.19(m) are the current forms of the Company’s privacy policy. The current privacy policy of the Company is compliant with all applicable Law in all material respects. No written notice has been received by, and the Company has not received written notice of any claims, charges or complaints that have been made against, the Company by any Governmental Authority or other Person alleging or involving a violation of any Data Security and Privacy Requirements, and the Company is not a party to or, to the Company’s Knowledge, the subject of any such pending claims, charges or complaints. There have been no ransomware, material security incidents, or material data security breaches involving, or, to the Company’s Knowledge, unauthorized access or use of, any of the Company Systems, or, to the Company’s Knowledge, unauthorized access to, or acquisition, destruction, damage, disclosure, loss, corruption, alteration or any use of, any Company Data in the possession, custody or control of the Company.

(n)            With respect to the collection, storage, use and sharing of Company Data and data collected from third party sources and customers of the Company who have entered into Out-Licenses (including, as accessible from or integrated into Products/Services), the Company is in compliance with all applicable Laws, licenses and terms of service or use (except, in each case, where such non-compliance would not have a Material Adverse Effect) and has not received written notice of any claims, investigations or alleged violations of Law, licenses or terms of service or use.

(o)            The Products/Services, including any data input thereto or data output therefrom, comply with all Laws and Data Privacy and Security Requirements applicable to the Products/Services. The Products/Services comply in all material respects with any documentation or help materials provided by the Company, including with respect to the functionality, performance, operation, and data processing of the Products/Services.

(p)            The transfer or change of ownership of Company Data in connection with the execution and performance of the transactions contemplated by this Agreement will not violate the Company Privacy Policies or Data Privacy and Security Requirements.

3.20          Customers and Suppliers.

(a)            Schedule 3.20(a) attached hereto contains an accurate list of the top twenty (20) largest customers of the Company (ranked by dollar amount of revenue earned by the Company from such customers) showing the total dollar amount of revenue earned by the Company from each such customer for the calendar years ended 2022 and for the seven (7) month period ended July 31, 2023 (each, a “Key Customer”). Since April 1, 2023, no Key Customer has notified the Company that it may (i) stop purchasing or significantly decrease the volume of purchases of Products/Services from the Company from levels existing prior to such notification, or (ii) seek to purchase the Products/Services from any other supplier or vendor. With respect to each Key Customer, since April 1, 2023, there has been no adverse change to the Company’s relationship with such Key Customer (which change is material), and no Key Customer has requested or indicated that it may request such a change, in the terms or prices at which such Key Customer purchases Products/Services from the Company. To the Company’s Knowledge, no Key Customer is the subject of any bankruptcy or insolvency proceeding. The Company has no knowledge of any facts or information indicating that any Key Customer will not be (or continue to be) a customer of the Company after the Closing at substantially the same prices and volumes as of the date hereof.

(b)            Schedule 3.20(b) attached hereto contains an accurate list of the top ten (10) largest suppliers of the Company (ranked by dollar amounts paid by the Company to such suppliers) showing the total dollar amount of purchases made by the Company from each such supplier for the calendar years ended 2022 and for the seven (7) month period ended July 31, 2023 (each, a “Key Supplier”). Since April 1, 2023, no Key Supplier has notified the Company that it may stop supplying or significantly decrease the volume of supply of materials, products or services to the Company from levels existing prior to such notification. With respect to each Key Supplier, since April 1, 2023, there has been no adverse change to the Company’s relationship with such Key Supplier, and no Key Supplier has requested or indicated that it may request such a change, in the terms or prices at which such supplier supplies materials, products or services to the Company. To the Company’s Knowledge, no Key Supplier is the subject of any bankruptcy or insolvency proceeding. The Company has no knowledge of any facts or information indicating that any Key Supplier will not be (or continue to be) a supplier to the Company after the Closing and will not continue to supply the Company with substantially the same quantity and quality of goods and services at competitive prices.

3.21          Environmental Matters. The Company is (and within the last five (5) years has been) in compliance with all applicable Environmental Laws. Within the last five (5) years, the Company has not received any communication from a Governmental Authority or any other Person that alleges that the Company has any liability or obligation with respect to or is not in compliance with any Environmental Law. The Company has not by Contract assumed, undertaken or provided an indemnity with respect to any liability or obligation of any other Person arising under or related to Environmental Law.

3.22          Bank Accounts. Schedule 3.22 contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box; and (b) the names of all Persons authorized to draw thereon or to have access thereto.

3.23          Affiliated Transactions. No Stockholder, Optionholder, officer or director of the Company or any Affiliate of the foregoing (a) is a party to any material Contract with the Company, (b) possesses any financial interest in, or is a director or executive of, any Person which is a material customer, material supplier, lessor, lessee or competitor of the Company, or (c) has any interest in any assets or property currently used by or used by the Company within the last two (2) years (including any Company Intellectual Property). The Company does not have any outstanding loans or advances to any officer, director or employee.

3.24          Brokers. The Company has not dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

3.25          Exclusivity of Representations and Warranties. The representations and warranties of the Company in this Article III and in the Ancillary Documents to which the Company is a party constitute the sole and exclusive representations and warranties of the Company to the Buyer and Merger Sub in connection with the transactions contemplated hereby and thereby. Except as expressly set forth in this Article III and in the Ancillary Documents to which the Company is a party, neither the Company, nor any of its Representatives, makes any express or implied representation or warranty of any kind whatsoever.

Article IV
Representations and Warranties of Buyer and Merger Sub

The Buyer and Merger Sub represent and warrant to the Company that, except as disclosed in Schedule 4.8 and the Buyer SEC Documents at least five (5) Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), the following statements are true and correct as of the date hereof and as of the Closing Date:

4.1            Organization, Existence and Good Standing. Each of the Buyer and Merger Sub is an entity (a corporation or limited liability company, as the case may be) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all necessary corporate or limited liability company, as the case may be, power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

4.2            Power and Authority. Each of the Buyer and Merger Sub has the corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Buyer and/or Merger Sub are a party and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Buyer and Merger Sub and by the Buyer as the sole member of Merger Sub. No other corporate proceedings are necessary on the part of the Buyer or Merger Sub to authorize the execution, delivery and performance of this Agreement or any Ancillary Document to which the Buyer and/or Merger Sub are a party or the consummation by the Buyer and Merger Sub of the transactions contemplated hereby and thereby.

4.3            Enforceability. This Agreement has been, and each Ancillary Document to which the Buyer or Merger Sub are a party will be, duly executed and delivered by the Buyer and/or Merger Sub and constitute legal, valid and binding agreements of the Buyer and/or Merger Sub, enforceable against the Buyer and/or Merger Sub in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.4            No Conflict, Required Filings and Consents. Neither the execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement or any Ancillary Document to which the Buyer and/or Merger Sub is a party, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate the Organizational Documents of the Buyer or Merger Sub; (b) conflict with or violate any Law applicable to the Buyer or Merger Sub; or (c) conflict with, result in any breach of, constitute a default under, or require any consent of any Person pursuant to any material Contract to which the Buyer or Merger Sub is a party which would have a material adverse effect on the Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby. Neither the Buyer nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery and performance by the Buyer and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby except for the filing of the Certificate of Merger with the Secretary of the State of Delaware (except no representation is made with respect to any action, consent, approval, order or authorization of, registration, declaration or filing with any Governmental Authority required as a result of the operations of the Company or matters specific to the Company).

4.5            Proceedings Against the Buyer. There is no Proceeding pending or, to the knowledge of the Buyer or Merger Sub, threatened against the Buyer or Merger Sub which questions the validity of this Agreement, or which would impair the ability of the Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to perform their obligations hereunder.

4.6            Validity of Issuance. All shares of Buyer Common Stock constituting a portion of the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

4.7            Brokers. Neither the Buyer nor its Merger Sub has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

4.8            Reorganization. Except as set forth on Schedule 4.8, neither the Buyer nor the Merger Sub has taken, expect to take, or have agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.9            Independent Investigation. The Buyer and the Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of the Buyer and the Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, each of the Buyer and the Merger Sub has relied solely upon its own investigation and the express representations and warranties provided to it in this Agreement and the Ancillary Documents, and (b) neither the Company nor any other Person has made any representation or warranty as to the Company except as expressly set forth in this Agreement and the Ancillary Documents.

4.10          Buyer SEC Documents. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Article V
pRE-CLOSING COVENANTS

The covenants and agreements set forth in this Article V shall only apply from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, below.

5.1            Conduct of the Company. During the period from the date hereof to the Closing (or until such earlier time as this Agreement is terminated in accordance with Section 9.1), (a) the Company shall not take any action or enter into any transaction outside the ordinary course of business; and (b) the Company will use its commercially reasonable efforts to preserve its business intact in all material respects, to keep available to the Buyer its current employees and to preserve for the Buyer its current relationships with suppliers, customers, officers, employees and agents of the Company and others having business dealings with the Company. Without limiting the generality of the foregoing, except as may be first approved by the Buyer in writing (such approval not to be unreasonably withheld) or as is otherwise expressly permitted or required by this Agreement or required by applicable Laws, during such period, the Company shall not (i) take any action that would have been required to have been disclosed pursuant to Section 3.10; (ii) take any action or omit to take any action that may breach any representation or warranty made by the Company in this Agreement; (iii) make any capital expenditure, nor commit to make any capital expenditure, in excess of $10,000 except for those capital expenditures set forth on Schedule 3.10(l); (iv) fail to maintain each insurance policy in effect as of the date of this Agreement in their present form and present coverage; (v) negotiate or enter into any Contracts, other than the Company’s standard template customer agreements, relating to Intellectual Property Rights that are used in the operations of the Company’s business or fail to make all filings and payments, and complete all other actions, necessary after the date hereof and prior to the Closing to obtain and perfect the Company’s rights in and to all Company Intellectual Property that are used in the operations of the Company’s business, or (vi) directly or indirectly (through a Representative or otherwise, including, but not limited to, its Affiliates) solicit or furnish any information to, commence or conduct presently ongoing negotiations with or enter into any Contract with any Person other than the Buyer relating to the sale, license, lease, exchange or other disposition of all or any material portion of the properties or assets of the Company or of all or any portion of the Capital Stock of the Company, in each case, whether directly or indirectly, or by merger, sale of stock, sale of assets, reorganization, recapitalization, consolidation, liquidation, share exchange or otherwise (an “Acquisition Proposal”), and the Company will immediately provide the Buyer written notice of any such Acquisition Proposal and the identity of the Person making the same. The Company agrees that the rights and remedies for noncompliance with clause (vi) of this Section 5.1 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

5.2            Notices and Consents.

(a)            Immediately following with the execution and delivery of this Agreement, the Company shall, in accordance with the DGCL and the Company’s Organizational Documents, provide the Buyer with a copy of the written consent reflecting the Company Stockholder Approval. The materials submitted to the Stockholders in connection with the Company Stockholder Approval shall include the Company’s board of directors’ resolution recommending that the Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL.

(b)            The Company shall give any notices to third parties required in connection with the Closing, and the Company will use commercially reasonable efforts to obtain any third-party consents set forth on Schedule 3.3(c).

(c)            From the date hereof until the Closing, the Company shall promptly notify the Buyer in writing of:

(i)             any Event which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 to be satisfied;

(ii)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Proceedings commenced or, to the Company's Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15, or that relates to the consummation of the transactions contemplated by this Agreement.

The Buyer’s receipt of information pursuant to this Section 5.2(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions of Closing have been satisfied; provided, however, if the Company notifies the Buyer in writing that the Company irrevocably agrees that Buyer has the right to terminate this Agreement as a result of matters disclosed in such Schedule Supplement, and the Buyer does not terminate the Agreement within thirty (30) days after receiving such notification, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

5.3            Section 280G Matters. Prior to the Closing, the Company shall solicit (and shall use reasonable best efforts to obtain) from each Person who has a right to any payments and/or benefits from the Company as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code), a waiver of such Person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”), applicable to such Person so that all remaining payments and/or benefits from the Company applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code). Prior to the Closing, the Company will hold a stockholder vote in accordance with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (“Requisite Section 280G Approval”), seeking the approval of any 280G Benefits. The Company shall provide Buyer with drafts of all documentation and calculations reasonably requested by Buyer reasonably promptly following Buyer’s written request as such documentation and calculations are being prepared. At least three (3) days prior to obtaining such waivers and seeking Requisite Section 280G Approval, the Company shall provide drafts of the waivers and all stockholder approval materials to Buyer for its review and comment and incorporate any comments of Buyer consistent with applicable Law. Prior to the Closing, the Company shall deliver to Buyer evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 5.3 and that either (a) the requisite number of stockholder votes was obtained (the “280G Approval”), or (b) that the 280G Approval was not obtained and no 280G Benefits shall be paid. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by the Buyer, or any of its Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Buyer Arrangements”), Buyer shall provide a copy of such contract, agreement or plan to the Company at least seven (7) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under the Code.

5.4            Access to Information. From the date of this Agreement until the Closing (or until such earlier time as this Agreement is terminated in accordance with Section 9.1), the Company shall (a) permit the Buyer and its Representatives to have reasonable access to all premises, properties, executive officers, books, records, Contracts and documents of the Company, (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to the Company as the Buyer or any of its Representatives may reasonably request, including, but not limited to, interim monthly financial statements of the Company and (c) instruct officers, employees, agents, independent accountants, advisors and representatives of the Company, to cooperate with the Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.4 shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel, in such manner as not to interfere with the normal operations of the Company. All requests by the Buyer for access pursuant to this Section 5.4 shall be submitted or directed exclusively to Josh Nicholson, or such other individual as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Buyer if such disclosure would jeopardize any attorney-client or other privilege or contravene any applicable Law. Prior to the Closing, without the prior written consent of the Company (which may be withheld for any reason), the Buyer shall not contact any suppliers to, or customers of, the Company without providing the Company at least forty-eight (48) hours notice of the contact and inviting the Company to be present during any meetings, teleconferences or video conferences with the supplier or customer prior to the Closing. The Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.4. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

5.5            Closing Conditions. The Company shall (and shall cause its Representatives to) use their commercially reasonable efforts to take any and all actions that are required, necessary and appropriate to expeditiously satisfy each of the Closing conditions set forth in Section 8.1; and the Buyer shall (and shall cause its Representatives to) use their commercially reasonable efforts to take any and all actions that are required, necessary and appropriate to expeditiously satisfy each of the Closing conditions set forth in Section 8.2.

5.6            Publicity. No disclosure, release or announcement concerning the transactions contemplated hereby or acknowledging the existence of this Agreement shall be issued by any party hereto or such party’s Affiliates or Representatives without the prior written consent of the other parties hereto, except (a) in any documents utilized in connection with Buyer’s financing for such transactions, but only after such financing sources have been informed of the confidential nature of such information of such transactions; (b) any party shall have the right to make any releases, announcements or disclosures required by applicable Law, in which case the disclosing party shall afford the other parties a reasonable opportunity to comment on such press release or announcement prior to publication or issuance; and (c) each party may disclose to its advisors and financing sources the key terms contained in this Agreement; provided, however, that such advisors and financing sources understand the confidential nature of such information and agree to hold the same in confidence. Notwithstanding anything herein to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Stockholder Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

Article VI
post-CLOSING COVENANTS

6.1            Officer and Director Indemnification.

(a)            In addition to the rights set forth below, the Buyer and the Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.1(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms, subject to the limitations on the Buyer’s and the Company’s indemnification obligations set forth in Section 6.1(b)(ii) below.

(b)            The Buyer shall, and shall cause the Company to, for a period of three (3) years after the Closing Date, unless otherwise required by applicable Law, indemnify and hold harmless against any and all losses, claims, damages, expenses and liabilities, and provide advancement of expenses in advance of the final disposition of any such claim or Proceeding to, all directors and officers of the Company as of the execution of this Agreement (in their capacities as such) (collectively, the “D&O Indemnified Parties”) to the fullest extent permitted by Law for acts or omissions occurring prior to the Closing Date; provided that (i) in the event any claim is asserted or made within such three (3) year period, all rights hereunder in respect of such claim shall continue until disposition thereof, and (ii) notwithstanding the foregoing, under no circumstances shall the Buyer or the Company be obligated to provide indemnification to the D&O Indemnified Parties in excess of any payments received by the Buyer or the Company under the D&O Tail Policy.

(c)            On or prior to the Closing Date, the Company shall have procured a non-cancellable run-off tail insurance policy from the Company’s current insurance provider of not less than the existing coverage amount for a period of three (3) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for the D&O Indemnified Parties (the “D&O Tail Policy”).

(d)            The covenants contained in this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which the D&O Indemnified Parties are entitled, whether pursuant to Law, by Contract or otherwise.

(e)            The obligations of the Buyer and the Surviving Entity under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.1 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.1 applies shall be third-party beneficiaries of this Section 6.1, each of whom may enforce the provisions of this Section 6.1). In the event the Buyer, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.1 by operation of law or otherwise.

6.2            Retention and Release of Optionholder Holdback Amount. The Buyer shall retain the Optionholder Holdback Amount to secure the Stockholders’ obligations under Article VII for the Deisboeck Liabilities. Within fifteen (15) days of the earlier to occur of (a) the execution of a written release by Thomas Deisboeck with respect to the Deisboeck Liabilities for the benefit of the Company and its Affiliates, in a form satisfactory to the Buyer, and (b) the twelve (12) month anniversary of the Closing Date, the Buyer shall release to the Payments Administrator (for further distribution to the Company Securityholders) the remaining Optionholder Holdback Amount (to the extent not utilized or applied by the Buyer Parties to satisfy or otherwise with respect to the Deisboeck Liabilities). The Optionholder Holdback Amount shall not bear interest and none of the Company Securityholders or successors or assigns shall have any rights to any interest or income on or in respect of the Optionholder Holdback Amount or any payment of the Optionholder Holdback Amount or any portion thereof. For the avoidance of doubt, the release of the Optionholder Holdback Amount (or any portion thereof) by the Buyer shall not satisfy or relieve the Stockholders from their indemnification obligations under this Agreement with respect to the Deisboeck Liabilities.

Article VII
INDEMNIFICATION

7.1            Survival Period. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all representations, warranties and covenants made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Notwithstanding the foregoing sentence, except in the case of Fraud, no party shall be entitled to recover for any Losses pursuant to Section 7.2 or Section 7.3 unless written notice of a claim thereof is delivered to the other party(ies) prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date that is twelve (12) months from the Closing Date; provided, however, that the Applicable Limitation Date:

(a)            with respect to any Losses arising from, related to, or in connection with, (i) a breach of any representation or warranty set forth in any Fundamental Representation (other than with respect to a breach of any representation or warranty set forth in Section 3.9 (Taxes) or Section 3.19(a) through Section 3.19(j) (Intellectual Property)), (ii) pursuant to Section 7.2(c) with regard to subsections (i), (ii) and (iv) of the definition of Indemnified Liabilities, and (iii) pursuant to Section 7.3(a) (other than with respect to a breach of any representation or warranty set forth in Section 4.10 (Accuracy of Buyer SEC Documents)), in each case, shall mean five (5) years after the Closing Date, and the parties hereby waive all applicable statutory limitation periods with respect to any claim or action brought thereunder;

(b)            with respect to any Losses arising from, related to, or in connection with, a breach of any representation or warranty set forth in Section 3.9 (Taxes) and pursuant to Section 7.2(c) with regard to the subsection (iii) of the definition of Indemnified Liabilities, shall mean six (6) years after the Closing Date, and the parties hereby waive all other applicable statutory limitation periods with respect to any claim or action brought thereunder;

(c)            with respect to any Losses arising from, related to, or in connection with, a breach of any representation or warranty set forth in Section 3.19(a) through Section 3.19(j), shall mean three (3) years after the Closing Date, and the parties hereby waive all applicable statutory limitation periods with respect to any claim or action brought thereunder;

(d)            with respect to any Losses arising from, related to, or in connection with, a breach of any representation or warranty set forth in Section 4.10 (Buyer SEC Documents) shall mean either (i) the date that is six (6) months after the final Earnout Amount is paid pursuant to Section 2.14(b) if, following the final determination of the Earnout Amount under Section 2.14(a), the Earnout Amount is greater than zero, or (ii) the date of the final determination of the Earnout Amount under Section 2.14(a) if the Earnout Amount is zero; and

(e)            shall mean any time after the Closing Date for any Loss pursuant to Section 7.2(b) or Section 7.3(b) until such covenants and agreements are fully discharged (unless the applicable covenant or agreement specifies a shorter period for performance or survival, then ninety (90) days after the end of the applicable period or in the case of Article V, then the date that is twelve (12) months from the Closing Date), and the parties hereby waive all applicable statutory limitation periods with respect to any claim or action brought thereunder.

In the event that written notice of an indemnification claim arising under Section 7.2 or Section 7.3, as the case may be, is presented prior to the expiration of the Applicable Limitation Date, such claim shall, subject to the Indemnified Party’s obligation to notify the Indemnifying Party in accordance with Section 7.4, not be affected in any way by the expiration of the Applicable Limitation Date pursuant to this Section 7.1.

7.2            Indemnification of the Buyer. The Stockholders, severally (in accordance with their Applicable Indemnification Percentage) but not jointly, shall indemnify and defend the Buyer, its Affiliates (including, after the Closing, the Surviving Entity) and their respective officers, directors, managers, members, equity holders, employees, agents, partners, representatives, successors and permitted assigns (collectively, the “Buyer Parties”, and each, a “Buyer Party”), and hold each of them harmless from and against, and pay on behalf of, or reimburse such Buyer Parties in respect of, any Loss which any such Buyer Party may suffer, sustain or become subject to, as a result of, relating or incidental to, in connection with, or by virtue of:

(a)            the breach of any representation or warranty made by the Company in this Agreement;

(b)            the breach of any covenant or obligation of the Company (prior to the Closing) or the Stockholder Representative and contained in this Agreement; and/or

(c)            the Indemnified Liabilities.

Notwithstanding the foregoing provisions of this Section 7.2 and for purposes of clarification, (i) if a Stockholder breaches any of the representations and warranties set forth in such Stockholder’s Letter of Transmittal, or (ii) if a Stockholder breaches any covenant in such Stockholder’s Letter of Transmittal, then such Stockholder shall be responsible for one hundred percent (100%) of the Losses suffered or incurred by any Buyer Party relating to or resulting or arising from such breach and neither the Company nor any other Stockholder shall have liability to the Buyer Parties for the same; provided, however, that notwithstanding the foregoing, a Buyer Party may in its discretion assert a claim and recover any Losses resulting or arising from any such Stockholder breach from the Escrow Account or pursuant to Section 7.7; provided, further, that in the event that any such Losses are recovered from the Escrow Account, then if and when any remaining amounts in the Escrow Account are to be distributed by the Payments Administrator under Section 7.6(c), then the Stockholder Representative shall direct the Payments Administrator to make such distribution so that such Losses are deducted first exclusively from the distribution otherwise to be received by the breaching Stockholder (until such net distribution is reduced to zero), and the Losses so deducted from the breaching Stockholder’s share shall be reallocated to the other Stockholders and Optionholders pro rata based on their relative percentages set forth on the Distribution Schedule.

7.3            Indemnification of Stockholders. The Buyer shall indemnify, defend, and hold harmless the Stockholders from and against any and all Losses incurred by the Stockholders with respect to, in connection with, or arising from:

(a)            any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement; and/or

(b)            the breach of any covenant or obligation of the Buyer in this Agreement.

Any indemnification to which the Stockholders are entitled under this Agreement as a result of any Loss of the Stockholders shall be satisfied by the Buyer by payment by wire transfer of immediately available funds to the bank account or accounts designated by the Company Securityholders to the Buyer within ten (10) days after the final determination of the amount of such Losses.

7.4            Indemnification Procedures; Calculation of Losses. The party making a claim for indemnification under Section 7.2 or Section 7.3 is referred to herein as the “Indemnified Party”, and collectively, as the “Indemnified Parties”, and the party against whom such claim(s) are asserted is referred to herein as the “Indemnifying Party”, and collectively as the “Indemnifying Parties”.

(a)            Direct Claims. Any claim by an Indemnified Party on account of a Loss which results from a claim by a party to this Agreement or Affiliate of a party to this Agreement (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (and in any event within forty-five (45) days from the time the Indemnified Party became aware of any matter or circumstance that is reasonably likely to give rise to a claim for indemnification under this Agreement) describing in reasonable detail, to the extent available, the facts constituting the basis for such Direct Claim, the specific basis for the claim for indemnification under Section 7.2 or Section 7.3, as applicable, and the amount, to the extent known, of the Direct Claim asserted. Failure to give prompt notice of a Direct Claim shall not affect the Indemnifying Party’s duties or obligations under Section 7.2 or Section 7.3, as applicable, except and only to the extent that, as a result of such failure, the Indemnifying Party was actually damaged as a result of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company’s premises and personnel during normal business hours and the right to examine and copy any accounts, documents or records without disrupting the Company’s normal operations) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not accept the applicable Direct Claim within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnifying Party shall promptly pay the Indemnified Party any amount due with respect to a Direct Claim that becomes a Payable Claim.

(b)            Third Party Claims. The following provisions shall apply to any Loss subject to indemnification under Section 7.2 or Section 7.3, as applicable, that is a Proceeding filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Authority (each, a “Third Party Claim”, and each of a Direct Claim and a Third Party Claim, a “Claim”); provided, however, that for purposes of clarification, neither the Buyer nor any Stockholder nor their respective Affiliates shall be deemed to be “third parties” for purposes of such term):

(i)              The Indemnified Party shall give the Indemnifying Party prompt written notice (and in any event written notice delivered within forty-five (45) days after the receipt of service or other notice of the commencement of any Proceeding) of the Third Party Claim (“Claims Notice”); provided, however, failure to give prompt notice of a Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under Section 7.2 or Section 7.3, as applicable, except and only to the extent that, as a result of such failure, the Indemnifying Party was actually damaged as a result of such failure. Except as set forth in Section 7.4(b)(ii), and subject to Section 7.4(b)(iii), the Indemnifying Party may choose to undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by it, which must be reasonably satisfactory to the Indemnified Party, if the Indemnifying Party so requests in writing delivered to the Indemnified Party within thirty (30) calendar days of the Claims Notice (or sooner, if the nature of the Third Party Claim requires) (an “Assumption Notice”). The Indemnifying Party’s decision to undertake the defense of the Third Party Claim shall not be considered as an admission by the Indemnifying Party of any indemnification obligation under the relevant Third Party Claim but the Indemnifying Party shall continue to be responsible for all of costs and expenses in connection with the Third Party Claim regardless of the ultimate outcome of such Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of any such Proceeding, with its counsel and at its own cost and expense. Except as set forth in Section 7.4(b)(ii), and subject to Section 7.4(b)(iii), so long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party shall not settle the Third Party Claim. Each party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim.

(ii)             Notwithstanding any provision in this Agreement to the contrary: (1) (A) if the Indemnified Party is a Buyer Party and the Third Party Claim involves a customer of the Company or a Key Supplier required to be listed on Schedule 3.20(b) (regardless of whether or not such Key Supplier is actually listed thereon), (B) if the Third Party Claim could reasonably be expected to materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (C) if the third party seeks injunctive or other equitable relief from an Indemnified Party or the Third Party Claim involves criminal or quasi-criminal allegations against an Indemnified Party or involves a claim by a Governmental Authority directly against an Indemnified Party, (D) the Third Party Claim, if successful, could reasonably be expected to result in liability exceeding the amount of the Indemnifying Party’s remaining liability under this Article VII, or (E) if third party counsel for the Indemnified Party reasonably concludes that the Indemnified Party and the Indemnifying Party have a material conflict of interest with respect to such Third Party Claim, then, in each case (upon further notice to the Indemnifying Party), (y) the Indemnified Party shall have the right to defend, compromise and/or settle the Third Party Claim, subject to Section 7.4(b)(iii) and (z) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the third party making the Third Party Claim; and (2) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the third party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Losses in respect of the third party making the Third Party Claim. In addition, such settlement or compromise shall not include an admission by any party as to the relative merits of any of the factual disputes and legal positions advocated by the parties in any Third Party Claim nor require the payment of any money by any Indemnified Party without the prior written consent of such party.

(iii)            If the Indemnifying Party fails to timely assume the defense of the Third Party Claim pursuant to the delivery of an Assumption Notice, or defend the Third Party Claim actively and in good faith, or if the Indemnified Party assumes the defense pursuant to Section 7.4(b)(ii)(1), then, in each case, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

(iv)            Upon any Third Party Claim becoming a Payable Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal, if any. The Indemnifying Party shall provide prompt written notice of any such appeal to the Indemnified Party. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the Person that made the Third Party Claim.

(c)            A “Payable Claim” shall mean a Claim for indemnification under this Article VII, to the extent that such Claim has not yet been satisfied, that is (i) resolved by a final order, judgment or decree of any court of competent jurisdiction, (ii) covered by an agreement between the applicable Indemnified Party and the applicable Indemnifying Party to resolve such dispute as evidenced by a writing setting forth such agreement signed by such parties, or (iii) deemed to have been agreed by the applicable Indemnifying Party hereunder.

7.5            Limits on Indemnification; Calculation of Losses.

(a)            With respect to any claim as to which a Buyer Party may be entitled to indemnification under Section 7.2(a) relating to any non-Fundamental Representation (other than Section 3.6(c) (Financial Statements)), the Indemnifying Party shall not be liable for any individual or series of related Losses based on the same set of facts which do not exceed $7,500 (the “Eligible Claim Threshold”) (and any Losses that exceed the Eligible Claim Threshold shall be counted toward the Basket). With respect to any claim as to which a Buyer Party may be entitled to indemnification under Section 7.2(a) relating to Section 3.6(c) (Financial Statements), the Indemnifying Party shall not be liable for any individual or series of related Losses based on the same set of facts which do not exceed $25,000 (the “Section 3.6(c) Eligible Claim Threshold”) (and any Losses that exceed the Section 3.6(c) Eligible Claim Threshold shall be counted toward the Basket). No Buyer Party shall be entitled to indemnification pursuant to Section 7.2(a) relating to any non-Fundamental Representation until such time as the aggregate amount of all Losses sustained by the Buyer Parties exceeds an amount equal to $147,890.00 (the “Basket”) (at which point the Buyer Parties shall be entitled to indemnification from and against all such Losses above and beyond the Basket (i.e., a “deductible” basket).

(b)            The maximum aggregate liability of the Stockholders with respect to any Losses under Section 7.2(a) (other than Losses arising out of a breach of any Fundamental Representation) shall in the aggregate amount be limited to an amount equal to the amount of the Escrow Amount (the “First Cap”). The maximum aggregate liability with respect to any Losses under Section 7.2(a) relating to a breach of any representation or warranty set forth in Section 3.19(a) through Section 3.19(j) (Intellectual Property) shall in the aggregate amount be limited to $5,000,000 (the “Second Cap”). The maximum aggregate liability of the Stockholders with respect to any Losses under Section 7.2(a) arising out of (A) any breach of any Fundamental Representations (other than a breach of any representation or warranty set forth in Section 3.19(a) through Section 3.19(j) (Intellectual Property)), (B) any Losses under Section 7.2(b), and (C) any Losses under Section 7.2(c), shall in the aggregate amount be limited to an amount equal to the Overall Cap Amount (the “Overall Cap”).

(c)            Notwithstanding the foregoing, (i) any claims for Losses involving Fraud shall not be subject to the Basket, the First Cap, the Second Cap or the Overall Cap, and any indemnification payments made with respect thereto will not be included in the determination of whether the Eligible Claim Threshold, the Section 3.6(c) Eligible Claim Threshold, the Basket, the First Cap, the Second Cap or the Overall Cap thresholds have been met, and (ii) Losses relating to any Fundamental Representations shall not be subject to the Eligible Claim Threshold, the Section 3.6(c) Eligible Claim Threshold or the Basket, and any indemnification payments made with respect thereto will not be included in the determination of whether the Eligible Claim Threshold, the Section 3.6(c) Eligible Claim Threshold or the Basket threshold has been met. The Buyer’s maximum aggregate liability with respect to any liability or Losses under Section 7.3, shall, in the aggregate be limited to an amount equal to the Overall Cap. For the avoidance of doubt, nothing set forth in this Section 7.5 shall limit a Buyer Party’s rights to seek specific performance pursuant to Section 12.16.

(d)            For purposes of Section 7.1(a) and Section 7.3, the existence of a misrepresentation or breach or inaccuracy in a representation or warranty and the determination of the Loss related thereto shall be determined without giving effect to any qualification in the representations and warranties by materiality, in all material respects, material adverse effect or words of similar effect. Each Stockholder acknowledges and agrees that, regardless of any investigation made (or not made) or any due diligence performed (or not performed) by or on behalf of any Indemnified Party, and regardless of the results of any such investigation or due diligence, the Buyer and Merger Sub have entered into the transactions contemplated hereby in express reliance upon the representations and warranties of the Company set forth in this Agreement.

(e)            The amount of any Losses for which indemnification, compensation or reimbursement is provided under Section 7.1(a) and Section 7.3 shall be calculated net of any insurance proceeds, contribution payments, reimbursements or other indemnification payments actually received by any Indemnified Party on account of such Losses, less any fees and expenses (including any increase in insurance premiums) incurred in obtaining such recovery.

(f)             The Buyer Parties may not recover under Section 7.1(a) for any item of Losses in the event and to the extent the Buyer previously received recovery for such item of Loss that was included in current liabilities in the computation of the Net Working Capital.

(g)            Amounts paid by any party as indemnification payments shall be treated as adjustments to the Merger Consideration, including, for the avoidance of doubt, for Tax purposes, unless otherwise required by Law.

(h)            Each Indemnified Party shall mitigate any Loss for which it seeks indemnification hereunder to the extent required under Delaware law.

7.6            Disbursements. Any obligation of the Stockholders under this Article VII shall be satisfied (1) first, from the Escrow Amount on a joint and several basis until the Escrow Amount is exhausted, and (2) second, only to the extent that the remaining Escrow Amount is less than such Losses following depletion of the Escrow Amount, by the Stockholders, severally (in accordance with their Applicable Indemnification Percentage) but not jointly, directly.

(a)            On the date which is twelve (12) months following the Closing Date (the “Escrow Release Date”), the Buyer and the Stockholder Representative shall issue a joint written direction to instruct the Escrow Agent to release from the Escrow Account to the Payments Administrator for further distribution to the Company Securityholders the amount then remaining in the Escrow Account as of the Escrow Release Date (if any), less the amount of any pending Claim submitted for indemnification under Article VII by a Buyer Party (an “Unresolved Claim”) as of the Escrow Release Date; and

(b)            Thereafter, as the Unresolved Claims outstanding as of the Escrow Release Date are resolved by the parties, the Buyer and the Stockholder Representative shall issue a joint written direction to instruct the Escrow Agent to release any remaining sums from the Escrow Account to the Payments Administrator for further distribution to the Company Securityholders, to the extent that the amount remaining in the Escrow Account exceeds at any time the total of any such remaining Unresolved Claims and any payments to the Buyer Parties required by the resolution of any prior Unresolved Claims that have become Payable Claims.

(c)            Any amounts released to the Payments Administrator for further distribution to the Company Securityholders under this Section 7.6 shall be paid by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Stockholder Representative in the applicable joint written direction. With regard to any payments to be made to the Payments Administrator for further distribution to the Company Securityholders, the Stockholder Representative shall promptly provide a written instruction to the Payments Administrator to distribute such amount to the Stockholders and the Optionholders in accordance with the Distribution Schedule; provided, however, with respect to any portion thereof payable to Optionholders, to the applicable payroll processor for further distribution to such Optionholders.

7.7            Offset. Notwithstanding anything in this Agreement to the contrary, if a Stockholder shall fail to pay any amounts that he/she/it is obligated to pay to a Buyer Party under this Agreement, including any Payable Claim comprising amounts that such Stockholder is obligated to pay pursuant to the indemnification obligations set forth in this Article VII (including pursuant to the last paragraph of Section 7.2) or any amount that a Stockholder owes as a result of a breach of a representation, warranty and/or covenant in such Stockholder’s Letter of Transmittal, then the Buyer Parties shall have the right to set off all or any portion of such amounts against any amounts due and owing from the Buyer Parties to such Stockholder (including any amounts pursuant to Section 2.14). Any amounts so set off shall be deemed to have been paid to the Stockholders as of the date on which written demand for payment of the amount in question was provided to the Stockholder Representative. In addition, in the event that any such set off is used to satisfy a claim owing by the Stockholders generally under this Agreement (rather than owing from an individual Stockholder for the breach of any representation, warranty and/or covenant in such Stockholder’s Letter of Transmittal), then the amount of such set off shall be taken into consideration in the Distribution Schedule in a manner that causes all Company Securityholders, including the Optionholders, to bear such liability (rather than only the Stockholders) (such that amounts owing to Optionholders, for example, may be subject to this offset, even though they are not otherwise subject to indemnification obligations under this Article VII). The exercise of such right of setoff in good faith, whether or not ultimately determined to be justified, will not constitute a breach or default under this Agreement.

Article VIII
CLOSING MATTERS

8.1            Conditions to the Obligations of the Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Buyer or Merger Sub of the following further conditions:

(a)            (i) The representations and warranties of the Company set forth in Article III (other than the Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except for any such representation and warranty which addresses matters only as of a specific date, which representation and warranty shall continue as of the Closing Date to be true and correct in all material respects as of such specific date), and (ii) the Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except for any such representation and warranty which addresses matters only as of a specific date, which representation and warranty shall continue as of the Closing Date to be true and correct in all respects as of such specific date).

(b)            The Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)            No Order or preliminary or permanent injunction issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing or rendering illegal the consummation of the transactions contemplated by this Agreement shall be in effect, and no Proceeding shall have been commenced by any Governmental Authority or any Person who is not a party hereto or an Affiliate thereof for the purpose of obtaining any such Order or injunction or seeking material damages in connection with the transactions contemplated hereby or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Buyer of all or any material portion of the Company;

(d)            Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(e)            The Company shall have obtained the Company Stockholder Approval;

(f)             There shall have been no breach of any Support Agreement and each such Support Agreement shall be in full force and effect; and

(g)            Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to the Buyer:

(i)              a certificate of the chief executive officer of the Company, dated as of the Closing Date, to the effect that the conditions applicable to the Company specified in Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(d) and Section 8.1(e) have been satisfied;

(ii)             the Preliminary Closing Statement and Distribution Schedule, each duly executed by the Company;

(iii)            Payoff Letters, satisfactions, termination statements and releases, sufficient to release the Liens affecting the Shares and the properties and assets of the Company, duly executed by each lender or holder of Indebtedness;

(iv)            an Internal Revenue Service Form W-9 duly executed by the Company for purposes of Section 1.1445-2(b)(2)(v) of the Treasury Regulations;

(v)             a duly completed certificate dated as of the Closing Date, executed by the Company’s corporate secretary, certifying pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations (including the required notice to the IRS under Treasury Regulations Section 1.897-2(h)) that the Shares are not United States real property interests within the meaning of Section 897(c) of the Code;

(vi)            a copy of the Company’s certificate of incorporation (certified by the Secretary of State of the State of Delaware) (the “Company Certificate of Incorporation”) and a certificate of good standing from the State of Delaware dated within five (5) days of the Closing Date;

(vii)           Letters of Transmittal from all Stockholders, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions;

(viii)          Option Termination Agreements, duly executed by each Optionholder, evidencing that all outstanding Options have been, or upon the effectiveness of the Closing will be, cancelled and are of no further force or effect and evidence that the Company has terminated the Equity Incentive Plan;

(ix)            a copy of the written consent evidencing the Company Stockholder Approval, together with a certificate duly executed by the Company’s corporate secretary certifying that such written consent is a true, correct and complete copy of the Company Stockholder Approval;

(x)             the Escrow Agreement duly executed by the Stockholder Representative and the Escrow Agent;

(xi)            consents from, or notices to, those counterparties to the Contracts listed on Exhibit 8.1(g)(xi);

(xii)           the Restrictive Covenant Agreements duly executed by each of the Persons set forth on Exhibit 1.1(c); and

(xiii)          resignations and releases executed and delivered by Josh Nicholson and Sean Rife from the Company’s Board of Directors and from their officer positions.

8.2            Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following conditions:

(a)            The representations and warranties of the Buyer and Merger Sub set forth in Article IV hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date), except to the extent that the failure to be so true and correct will not materially delay or materially impede the consummation of the Merger or the performance by the Buyer and Merger Sub of their obligations under this Agreement or the transactions contemplated hereby (including payment of the Merger Consideration);

(b)            The Buyer and Merger Sub shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing;

(c)            No Order or preliminary or permanent injunction issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing or rendering illegal the consummation of the transactions contemplated by this Agreement shall be in effect, and no Proceeding shall have been commenced by any Governmental Authority or any Person who is not a party hereto or an Affiliate thereof for the purpose of obtaining any such Order or injunction or seeking material damages in connection with the transactions contemplated hereby or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Buyer of all or any material portion of the Company;

(d)            The Company shall have obtained the Company Stockholder Approval; and

(e)            Prior to or at the Closing, the Buyer shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:

(i)              a certificate of an authorized officer of the Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied

(ii)             the Preliminary Closing Statement, duly executed by the Buyer; and

(iii)            the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

Article IX
Termination

9.1            Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of the Buyer and the Company;

(b)            (i) by the Company, if the Company is not in material breach of its obligations under this Agreement and the Buyer or Merger Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company, or (ii) by the Buyer, if neither the Buyer nor Merger Sub is in material breach of its obligations under this Agreement and the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)            by either the Company or the Buyer if the Merger shall not have been consummated by December 1, 2023 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party (including the Stockholders if the applicable requesting party is the Company) so requesting termination to fulfill any obligation (including the obligation to make accurate representations and warranties) under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date; or

(d)            (i) by the Company, if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment prior to the Termination Date or (ii) by the Buyer, if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if the failure of the party (including the Stockholders if the applicable requesting party is the Company) so requesting termination to fulfill any obligation (including the obligation to make accurate representations and warranties) under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

9.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect and there shall be no liability on the part of any party to any other party except that (a) this Section 9.2 and Article XII shall survive the termination hereof, and (b) each party shall remain liable to the other parties for any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of a willful and intentional breach of this Agreement by such party prior to such termination (including any willful and intentional failure to cause the Closing to occur as and when required by Section 2.2). The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms, and nothing in this Section 9.2 shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.

Article X
Disclosure Schedule

The Schedules attached to this Agreement and the information set forth therein (collectively, the “Disclosure Schedule”) specifically refer to the section or paragraph of this Agreement to which such schedule is responsive, and shall be deemed to have been disclosed with respect to all other sections for which the relevance of such disclosure to such other section is reasonably apparent on its face. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties of the Company contained in this Agreement, other than creating exceptions thereto which are responsive to the language of the warranties and representations contained in this Agreement.

Article XI
TAX MATTERS

11.1          Filing of Tax Returns. The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period. The Buyer shall provide such Tax Returns to the Stockholder Representative for review and comment at least thirty (30) days prior to the due date (including extensions) thereof, if available at such time, or as soon as reasonably practical if not available at such time. The Buyer shall reasonably consider the Stockholder Representative’s comments in good faith. The Stockholders shall be responsible for (i) all Taxes payable with respect to any Tax Return of the Company for a Tax Period that ends on or before the Closing Date, and (ii) the pre-Closing portion of any Taxes payable with respect to any Tax Return for a Straddle Period, as determined pursuant to Section 11.2, and shall reimburse the Buyer for any such Taxes within ten (10) days after payment of such Taxes by the Buyer, the Company or their respective Affiliates, except to the extent that such Taxes have specifically been included as a liability in Net Working Capital or Indebtedness as finally determined; provided, however, that the aggregate liability of the Stockholders pursuant to this sentence arising out of voluntary disclosure agreements by and between the Buyer or any Affiliate thereof, on the one hand, and any taxing authority, on the other hand, shall not exceed $250,000.

11.2          Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes allocated to the Pre-Closing Tax Period for purposes of this Agreement for which Stockholders are liable shall be:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date; and

(b)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period.

11.3          Transfer Taxes. The Buyer shall pay fifty percent (50%) and the Stockholders shall pay fifty percent (50%) of any Transfer Taxes arising out of or in connection with the transactions contemplated hereby. The party required by applicable Law to file any Transfer Tax Returns shall prepare and timely file such Transfer Tax Returns, and the other party shall cooperate with the execution of documents and Tax Returns related to Transfer Taxes, as required by applicable Law.

11.4          Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, the Stockholders, or any of their Affiliates shall have any further rights or liabilities thereunder.

11.5          Certain Actions. The Stockholders shall not make any election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

11.6          Tax Contests. The Buyer agrees to give notice to the Stockholder Representative of the receipt of any written notice from a Tax authority by the Company, the Buyer or any of the Buyer’s Affiliates that involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by the Buyer pursuant to Article VII (a “Tax Claim”); provided, that failure to comply with this notice provision shall not affect the Buyer’s right to indemnification hereunder. The Buyer shall control the contest or resolution of any Tax Claim and shall keep the Stockholder Representative informed with respect to the commencement, status, and nature of any such Tax Claim. The Stockholder Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholders.

11.7          Cooperation and Exchange of Information. The Stockholders, the Stockholder Representative and the Buyer shall provide each other with such cooperation and information as any of the foregoing reasonably may request of the other in filing any Tax Return pursuant to this Article XI or in connection with any Proceeding with respect to Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities. Each of the Stockholders, the Stockholder Representative and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any Tax period beginning on or before the Closing Date, the Stockholder Representative shall provide the Buyer, and the Buyer shall provide the Stockholder Representative, with reasonable written notice and offer such Party the opportunity to take custody of such materials.

Article XII
Miscellaneous

12.1          Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

12.2          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the day of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via email transmission to the email address given below and actually received by the receiving party’s systems; or (c) one (1) Business Day after being sent by Fed Ex or a similar nationally recognized overnight courier (with next day delivery specified):

If to the Stockholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Stubbs Alderton & Markiles, LLP

15260 Ventura Blvd., 20th Floor

Sherman Oaks, CA 91403

Attention: Scott Galer and Jared Brenner

Email: sgaler@stubbsalderton.com and jbrenner@stubbsalderton.com

If to the Buyer:

Research Solutions, Inc.

10624 S. Eastern Avenue

Suite A-614

Henderson, NV 89052

Attention: Chief Financial Officer

Email: legal@reprintsdesk.com

with a copy (which shall not constitute notice) to:

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, Wisconsin 53202-5615

Attention: Mark C. Witt and Danielle M. Machata

Email: mcwitt@gklaw.com and dmachata@gklaw.com

Any party may change its address for the purpose of this Section 12.2 by giving the other party written notice of its new address in the manner set forth above.

12.3          No Presumption Against Drafting Party. Each of the Buyer, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

12.4          Entire Agreement. This Agreement, along with the Confidentiality Agreement and the documents and instruments to be delivered by the parties pursuant to the provisions hereof, constitute the entire agreement among the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, Schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

12.5          Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as expressly provided herein, no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

12.6          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed through the exchange of pdf e-mail signature pages, which shall have the same legal effect as original signatures.

12.7          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

12.8          Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.9          Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except with respect to the Buyer Parties and as otherwise provided in Article VI, nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

12.10        Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the Buyer (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Buyer or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Notwithstanding the foregoing, the Buyer and Merger Sub may assign their rights and obligations under this Agreement (i) to any of their Affiliates, and (ii) as collateral security under any credit facility of the Buyer or any of the Buyer’s Affiliates for their respective obligations thereunder; provided, that no such assignment shall relieve the Buyer or Merger Sub of any of its obligations hereunder. Subject to the foregoing sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.11        Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to one gender include all genders. The terms “including”, “includes”, “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.” The terms “herein”, “hereunder”, “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. The term “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any reference in this Agreement to “made available,” “provided to,” or “delivered” to the Buyer or words of similar import means a document that was provided or made available at least three (3) Business Days prior to the date hereof in the Data Room to which the Buyer and its Representatives had access. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement (and the other documents entered into in connection herewith) are in U.S. Dollars, and all amounts owing under this Agreement and such other documents shall be paid in U.S. Dollars.

12.12        WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT AND/OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREUNDER.

12.13        Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in the State of Delaware. The parties each agree to the exclusive jurisdiction of any state or federal court within Delaware, with respect to any claim or cause of action arising under or relating to this Agreement and/or the transactions contemplated hereunder, and waives personal service of any and all process upon it, and agrees that notice to such party as provided in Section 12.2 shall constitute sufficient service of process, and service so made shall be deemed to be completed when received. The parties each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the parties to serve legal process in any other manner permitted by Law.

12.14        Publicity. At any time on or after the Closing Date, the Buyer may issue a press release (and at its option, disclose an investor presentation) after providing Josh Nicholson a good faith opportunity to review and comment on such press release, which comments (if provided) the Buyer shall consider in good faith, but shall not be required to make or implement. Such press release shall contain factual information relating to this Agreement and the transactions contemplated hereby and shall not name or make reference to any Company Securityholder unless such Person has consented to being named or referenced in such press release. Other than disclosure of information that is consistent with disclosures in such press release, no party (or Affiliate thereof) shall issue or make any public release or announcement relating to the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably delayed, conditioned or withheld), and the parties agree to keep the terms of this Agreement confidential, except: (i) to the extent required by applicable securities exchange rules or regulations or any other Law or Order (in which case such required Person shall allow the non-disclosing party a reasonable opportunity to comment on such release or announcement in advance of such issuance) or for financial or Tax reporting purposes; and (ii) disclosure of the terms hereof to such party’s accountants, legal advisors, lenders, creditors and other representatives as necessary in the ordinary conduct of its business. Notwithstanding the foregoing, at any time on or after the Closing Date, the Buyer and its Affiliates, as applicable, shall be permitted to: (a) disclose the consummation of the transactions contemplated hereby on their websites and otherwise in the ordinary course of business, (b) make announcements from time to time to its employees to facilitate the transactions contemplated hereby and (c) following the issuance of the initial press release or initial investor presentation, discuss this Agreement and the transactions contemplated hereby in meetings, discussions, presentations and conference calls with investors and analysts without the prior written consent of any party to the extent such meetings, discussions or conference calls do not otherwise disclose any material non-public terms of this Agreement or the transactions contemplated hereby not contained in the initial press release or initial investor presentation. Notwithstanding anything herein to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Stockholder Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

12.15        Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

12.16        Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

12.17        Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

12.18        Waiver of Conflicts; Attorney-Client Privilege.

(a)            It is acknowledged by each of the parties that the Company has retained Stubbs Alderton & Markiles, LLP (“SAM”) to act as its counsel (and counsel for the Stockholders) in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

(b)            Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Surviving Entity) and the Stockholder Representative, Stockholders or any of their Affiliates (including, prior to the Closing, the Company) with respect to the transactions contemplated hereby, SAM may represent the Stockholder Representative, Stockholders and/or any such Affiliate in such dispute, even though the interests of the Stockholder Representative, Stockholders or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, the Surviving Entity as successor to the Company), and even though SAM represented the Company in such transactions.

(c)            Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Surviving Entity): (i) any claim that it has or may have that SAM has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations to the extent such conflicts arise by virtue of SAM’s representation of the Stockholders or the Company prior to the Closing; and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Surviving Entity) and the Stockholder Representative, Stockholders or any Affiliate thereof with respect to the transactions contemplated hereby, SAM may represent the Stockholder Representative, Stockholders and/or any such Affiliate in such dispute, even though the interests of the Stockholder Representative, Stockholders or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including the Surviving Entity), and even though SAM represented the Company in such transactions.

(d)            Buyer, on behalf of itself and each of its Affiliates (including, after the Closing, the Surviving Entity) further agrees that, as to all communications among SAM, on the one hand, and the Stockholder Representative, Stockholders and/or the Company, on the other hand, that relate in any way to the negotiation, preparation, execution, delivery and closing of this Agreement, the attorney-client privilege and the expectation of client confidence belong to the Stockholder Representative and Stockholders and may be controlled by the Stockholder Representative and shall not pass to or be claimed by Buyer or the Surviving Entity (as successor to the Company). Notwithstanding the foregoing, in the event that a dispute arises between Buyer and the Surviving Entity and a third party (other than the Stockholder Representative, Stockholders or their Affiliates) after the Closing, Buyer and the Surviving Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by SAM to such third party; provided, however, that neither Buyer nor the Surviving Entity may waive such privilege without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned).

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

RESEARCH SOLUTIONS, INC.

By:
Name:
Title:

MERGER SUB:

RESEARCH SOLUTIONS ACQUISITION 2, LLC

By:
Name:
Title:

COMPANY:

SCITE, INC.

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title: